Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200213

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 18, 2015

PROSPECTUS    SUPPLEMENT

(To Prospectus dated November 14, 2014)

$1,500,000,000

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

We are offering     % senior notes due 20     (the “20     notes”),     % senior notes due 20     (the “20     notes”) and     % senior notes due 20     (the “20     notes” and, together with the 20     notes and the 20     notes, the “notes”). The 20     notes will bear interest at the rate of     % per year. The 20     notes will bear interest at the rate of     % per year. The 20     notes will bear interest at the rate of     % per year. Interest on the notes is payable semi-annually on and                      of each year, beginning on                     , 2015. The 20     notes will mature on                     , 20    . The 20     notes will mature on                     , 20    . The 20     notes will mature on                     , 20    .

We may redeem the notes in whole or in part at any time prior to their maturity at the applicable redemption prices described in this prospectus supplement. In the event that we do not consummate the N-Vision Acquisition (as defined herein) on or prior to December 31, 2015 or the Acquisition Agreement (as defined herein) is terminated at any time prior to such date, we will be required to redeem the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes as described under the caption “Description of Notes—Special Mandatory Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to the date of repurchase.

The notes will be unsecured and will rank equally with all our other unsecured senior indebtedness.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12.

	Price to Public[1]		Underwriting Discount		Proceeds Before Expenses, to us1
Per 20 Senior Note		%		%		%
Total for 20 Senior Notes	$		$		$
Per 20 Senior Note		%		%		%
Total for 20 Senior Notes	$		$		$
Per 20 Senior Note		%		%		%
Total for 20 Senior Notes	$		$		$

(1)	Plus accrued interest, if any, from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about                     , 2015 only through the book-entry system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking societé anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities	MUFG

This prospectus supplement is dated                     , 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we provide to you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may sell notes described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the notes we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus and you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

Except as the context otherwise requires, or as otherwise specified or used in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” the “Company,” “Scripps” and “SNI” refer to Scripps Networks Interactive, Inc. and may, depending on the context, refer to one or more of its consolidated subsidiaries, or to SNI and all of its consolidated subsidiaries taken as a whole. References in this prospectus supplement to “U.S. dollars,” “U.S. $” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying, the forward-looking statements. A discussion of some of the risks and uncertainties that could cause actual results and events to differ materially from these forward-looking statements is described under the caption “Risk Factors” in this prospectus supplement and included in the section entitled “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein. Forward-looking statements are inherently uncertain, and actual performance or results may differ materially and adversely from that expressed in, or implied by, any such statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to incorporate by reference much of the information we file with the SEC into this prospectus supplement and the accompanying prospectus which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. Because we are incorporating by reference future filings with the SEC, this prospectus supplement will be continually and automatically updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than those documents or the portions of those documents deemed to have been furnished rather than filed under SEC rules) until the offering of the notes under the registration statement is terminated or completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 27, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 7, 2015; and

•	Our Current Reports on Form 8-K filed on January 23, 2015, February 24, 2015, March 16, 2015 and May 18, 2015.

•	All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus supplement and before the termination of this offering.

We also make available, free of charge, on or through our Internet web site (http://ir.scrippsnetworksinteractive.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet website, other than the documents listed in the immediately preceding paragraph. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, TN 37932, Phone: 1-865-694-2700, Attn: Investor Relations.

S-iii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein.

The Company

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for linear and interactive video platforms, including television and the internet, with respected, high-profile brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and highly useful content that focuses on specifically defined topics of interest.

We manage our operations through our reportable segment, lifestyle media. Lifestyle media includes our national television networks: HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Lifestyle media also includes websites that are associated with the aforementioned television brands and other internet-based businesses serving home, food and travel related categories.

We also have established lifestyle media brands internationally. Our lifestyle-oriented channels are available in the United Kingdom, other European markets, the Middle East and Africa, Asia-Pacific and Latin America. The results for our international businesses are not separately identified as a reportable segment and are included within our corporate and other segment caption.

Our businesses earn revenue from advertising sales, affiliate fees and ancillary sales, including the licensing of content and consumer products. Programming expenses, employee costs and sales and marketing expenses are our primary operating costs.

We seek to engage audiences that are highly desirable to advertisers with entertaining and informative lifestyle content that is produced for television, the internet and any other media platforms consumers choose. We intend to expand and enhance our lifestyle brands through creating popular new programming and content, distributing on various platforms, such as mobile phones, tablets and video-on-demand, licensing of content and branded consumer products and increasing our international footprint.

Our principal executive offices are located at 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, and our telephone number is 1-865-694-2700.

Acquisition of N-Vision

On March 14, 2015, we entered into an agreement (the “Acquisition Agreement”) by and among Scripps Networks Interactive, Inc., ITI Media Group Limited, a Cypriot limited liability company (“ITI”), Groupe Canal+ S.A., a French company (“GC+” and, together with ITI, the “Sellers”), and Southbank Media Ltd., an English company and our indirect wholly-owned subsidiary (the “Buyer”), pursuant to which we will acquire (the “N-Vision Acquisition”) all of the outstanding shares of N-Vision B.V., a Dutch limited liability company (“N-Vision”). N-Vision holds an indirect 52.7% interest in TVN S.A., a Polish joint stock company (“TVN”). We will pay to the Sellers an all-cash consideration of €584 million and assume up to €865 million in debt of N-Vision, Polish Television Holding B.V., a wholly-owned subsidiary of N-Vision that owns the 52.7% interest in TVN (“PTH”), TVN and/or their respective subsidiaries. Pursuant to Polish takeover law, within three months of the closing of the N-Vision Acquisition, we must initiate a tender offer to purchase additional shares of TVN (the “TVN Tender Offer”), so that following the TVN Tender Offer, we would hold at least 66% of the outstanding shares of TVN. Our board of directors has authorized management, in its discretion, to offer to purchase up to all of the outstanding shares of TVN. At this time, management has not made a determination whether to pursue any additional shares of TVN, above the 66% required under Polish takeover law. Such a decision will be made based on a variety of factors, including market conditions and strategic considerations. If we do decide to make an offer for such additional shares of TVN, we would finance incremental purchases through a combination of available drawings under the Amended Revolving Credit Facility (as defined below), cash on hand and/or additional financing sources available to us. For purposes of the unaudited condensed combined pro forma financial information presented in this prospectus supplement and incorporated by reference herein, we have assumed that, following consummation of the TVN Tender Offer, we will hold 66% of the outstanding shares of TVN.

For more information on the terms of the Acquisition Agreement, see the discussion under the heading “The Acquisition Agreement” below.

TVN is one of the leading media companies in Poland, with a portfolio of free-to-air and pay TV lifestyle and entertainment channels, including TVN, TVN 7, TVN Style, TTV, TVN Turbo as well as Poland’s leading 24 hour news channel, TVN24, and business news channel TVN24 Biznes i Swiat. These channels enabled TVN to secure a 22% share of Polish viewing in 2014, according to Nielsen, which placed TVN among the market leaders. TVN Media is Poland’s leading advertising sales house, last year securing approximately a 33% share of the market in advertising revenue for TVN’s own portfolio of channels, according to management estimates of the market size for Polish advertising, as well as selling advertising for a number of other commercial broadcasters in Poland.

Adding TVN to our portfolio of businesses is our latest move in our expansion into Europe and accelerates our international growth strategy in a meaningful way. We believe that Poland poses a growth opportunity for Scripps with an educated population of approximately 40 million and an expanding and resilient economy. Scripps’ ownership of TVN delivers an immediate leadership position in a very attractive market. It provides us a springboard to expand Scripps’ brands and it raises our profile and scale as a global competitor.

Scripps and TVN share similar demographic philosophies. Its networks target an upscale female audience and as a result they command premium pricing for advertising. Like Scripps, TVN has followed a strategy to own and produce as much of its content as possible and produces 2,300 hours of original content every year. Because of TVN’s focus on content production, TVN has been able to successfully migrate content from TV to owned over the top platforms as that business model continues to develop. Based on the positive performance we’ve seen in Europe of our US programming from HGTV, Food Network and Travel Channel, we believe we can make lifestyle an even stronger component of TVN’s portfolio as we build out thematic networks to appeal to an aspirational and growing middle class.

We believe that the investment in TVN provides us with a solid presence in a large, stable European marketplace and will serve as a key pillar of our future international operations in the region and enhance our ability to compete and grow internationally.

The Acquisition Agreement

Pursuant to the Acquisition Agreement, the Buyer will acquire from the Sellers the entire issued share capital of N-Vision (the “Shares”), through which the Sellers directly and indirectly will hold at Completion (as defined below) a 52.7% interest in TVN, in exchange for the following consideration:

•	a cash payment of €584 million, payable at completion of the purchase of the Shares (“Completion”); and

•	assumption of up to €865 million of indebtedness of N-Vision, PTH, TVN and/or their respective subsidiaries.

We expect that the N-Vision Acquisition will close during the third quarter of 2015, subject to the conditions discussed below.

Warranties and Indemnities. Each of the parties has made customary warranties in the Acquisition Agreement. The warranties made by the Sellers regarding N-Vision, PTH and TVN (collectively, the “Acquired Companies”) and their respective subsidiaries and affiliates generally survive until the 18-month anniversary of the Completion, with certain warranties surviving for a longer period. There is no warranty escrow for losses relating to breaches of these warranties. The Buyer has obtained a warranty and indemnity insurance policy from AIG Europe Limited and certain additional insurers and underwriters for protection against breaches of these warranties (up to an aggregate value of €250 million), subject to customary limitations.

Covenants. The Sellers have agreed to procure that the Acquired Companies and their respective subsidiaries and affiliates conduct their respective businesses in the ordinary course, consistent with past practice and not take certain specified actions through Completion. The Sellers are responsible for reimbursing the Buyer for certain payments made by the Acquired Companies and their subsidiaries and/or affiliates to the Sellers (or certain persons related to the Sellers) between January 1, 2015 and Completion. Each of the Buyer, ITI and GC+ has agreed to other customary covenants, including to take certain actions to cause the conditions to Completion to be satisfied.

Conditions. Each party’s obligation to complete the sale of the Shares is subject to several conditions, including (i) clearance from relevant regulatory authorities; (ii) the accuracy of the warranties made in the Acquisition Agreement, subject to certain materiality qualifiers; (iii) the absence of new legislation, regulation, administrative or court action or proceeding, which would prevent, or seek to prevent, the transactions contemplated in the Acquisition Agreement; (iv) compliance with covenants made in the Acquisition Agreement, subject to certain materiality qualifiers and monetary thresholds; and (v) the absence of certain negative events with respect to TVN and its business, including the suspension, revocation, non-renewal or cancellation of certain material permits. Several of these conditions may be waived by the parties.

Adequacy of Funds. We and the Buyer are obligated under the Acquisition Agreement to have sufficient funds at Completion to purchase the Shares.

As of the date hereof, we have entered into derivative transactions in order to partially hedge our exchange rate risk associated with converting the U.S. Dollar proceeds from the financing for the N-Vision Acquisition into Euro, which will be required in order to fund the N-Vision Acquisition at Completion, and may enter into derivative transactions to hedge the interest rate risk associated with the debt.

Board Approval. The Acquisition Agreement has been approved by each of the parties thereto and no further board or shareholder approvals are necessary in order to effectuate the N-Vision Acquisition.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Acquisition Agreement, which is included in our Current Report on Form 8-K filed with the SEC on March 16, 2015. See “Incorporation of Certain Documents by Reference,” in this prospectus supplement and the accompanying prospectus. The Acquisition Agreement provides information regarding its terms only. It is not intended to provide any other factual information about us or the Acquired Companies. The Acquisition Agreement contains representations and warranties of the parties thereto made to and solely for the benefit of each other. Moreover, certain representations and warranties in the Acquisition Agreement were used for the purpose of allocating risk rather than establishing matters of fact. Accordingly, you should not rely on the warranties as characterizations of the actual state of facts.

Financing for the N-Vision Acquisition

The amount of cash to be paid to the Sellers in connection with the N-Vision Acquisition is €584 million. In addition, we will assume up to €865 million in debt of N-Vision, PTH, TVN and/or their respective subsidiaries. Following consummation of the N-Vision Acquisition, we intend to redeem (i) all of the €110 million of Senior Notes due 2018 issued by TVN Finance Corporation III AB (publ) (“TVN Finance”), (ii) €43 million of the €430 million of Senior Notes due 2020 issued by TVN Finance and (iii) all of the €300 million of Senior PIK Toggle Notes due 2021 issued by PTH. In order to fund the redemption, SNI or one or more of its subsidiaries will provide intercompany loans to each of PTH and TVN Finance. We refer to the refinancing of this indebtedness and the entering into of the related intercompany loans as the “N-Vision Debt Refinancing.” We intend to fund the cash consideration for the N-Vision Acquisition and the N-Vision Debt Refinancing with the net proceeds from this offering.

We refer to the N-Vision Acquisition, this offering, entering into the Amended Revolving Credit Facility and the application of the net proceeds of this offering, including the TVN Tender Offer and the N-Vision Debt Refinancing, as the “Transactions.” For purposes of this prospectus supplement, references to the TVN Tender Offer and the Transactions assume we will hold 66% of the outstanding shares of TVN following the completion of the TVN Tender Offer. For more information on the estimated sources and uses of funds in connection with the transactions, see “Use of Proceeds,” in this prospectus supplement.

Recent Developments

Amend and Extend Credit Facility

On May 18, 2015, we entered into an amendment agreement (the “Revolving Loan Amendment”) with J.P. Morgan Chase Bank, N.A., as administrative agent, and a syndicate of banks participating as lenders to amend our existing Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated March 31, 2014 (such facility, prior to the Revolving Loan Amendment, the “Existing Credit Facility” and as amended by the Revolving Loan Amendment, the “Amended Revolving Credit Facility”). The Revolving Loan Amendment became effective in accordance with its terms on May 18, 2015, and we will be able to draw on the facility from time to time and at any time thereafter, subject to customary conditions.

Pursuant to the Revolving Loan Amendment, certain lenders committed to provide additional revolving loan capacity such that we can borrow up to an aggregate principal amount of $900 million on a revolving basis under the Amended Revolving Credit Facility. At our option, the aggregate commitments under the Amended Revolving Credit Facility can be increased, from time to time, up to $1,150 million. In addition, pursuant to the Revolving Loan Amendment, certain lenders extended their commitments such that a portion of the Amended Revolving Credit Facility will mature on March 31, 2020. We expect to draw upon the Amended Revolving Credit Facility to finance, in part, the Transactions. See “Use of Proceeds.”

The foregoing summary of the Revolving Loan Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amendment, which is included in our Current Report on Form 8-K filed with the SEC on May 18, 2015.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Scripps Networks Interactive, Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 .

$ aggregate principal amount of % Senior Notes due 20 .

$ aggregate principal amount of % Senior Notes due 20 .

Stated Maturity Date	The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

The 20 notes will mature on , 20 .

Interest Rate	The 20 notes will bear interest at a rate of % per annum, the 20 notes will bear interest at a rate of % per annum and 20 notes will bear interest at a rate of % per annum.

Interest Payment Dates	Interest on the notes will be paid semi-annually on and of each year, beginning on , 2015.

Ranking	The notes will be unsecured senior obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that debt and effectively subordinated to any indebtedness and other liabilities of our subsidiaries. The notes will be senior in right of payment to all of our future subordinated indebtedness.

As of March 31, 2015, as adjusted to give effect to the Transactions, we would have had approximately:

•	$3.8 billion principal amount of senior indebtedness outstanding; and

•	no secured indebtedness outstanding.

As of March 31, 2015, as adjusted to give effect to the Transactions, our subsidiaries would have had $439 million in aggregate principal amount of indebtedness outstanding, which the notes would have been effectively subordinated to.

Optional Redemption	We may, at our option, redeem the 20 notes in whole or in part at any time prior to , 20 (the date that is one month prior

to the maturity date of the 20     notes), the 20     notes in whole or in part at any time prior to                     , 20     (the date that is two months prior to the maturity date of the 20     notes) and the 20     notes in whole or in part at any time prior to                     , 20     (the date that is three months prior to the maturity date of the 20     notes) at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus basis points with respect to the 20 notes, basis points with respect to the 20 notes and basis points with respect to the 20 notes;

plus, in either case, accrued and unpaid interest, if any, on the notes to the date of redemption.

If the 20 notes are redeemed on or after , 20 (the date that is one month prior to their maturity date), the 20 notes are redeemed on or after , 20 (the date that is two months prior to their maturity date) or the 20 notes are redeemed on or after , 20 (the date that is three months prior to their maturity date), such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus, in each case, accrued and unpaid interest to the date of redemption.

Special Mandatory Redemption	The offering is not conditioned upon the completion of the N-Vision Acquisition but, in the event that we do not consummate the N-Vision Acquisition on or prior to December 31, 2015 or the Acquisition Agreement is terminated at any time prior to such date, we will be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Change of Control Offer to Repurchase	If a Change of Control Triggering Event (as defined in this prospectus supplement) occurs, we must offer to repurchase the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to the date of repurchase, as described under “Description of Notes—Change of Control.”

Sinking Fund	None.

Covenants	We will issue the notes pursuant to an indenture dated as of December 1, 2011 between us and U.S. Bank National Association, as trustee (the “base indenture”). The base indenture will be supplemented by a second supplemental indenture to be entered into concurrently with the delivery of the notes (the “supplemental indenture” and together with the base indenture, the “indenture”). The indenture restricts, among other things, our ability to:

•	incur certain liens securing debt;

•	enter into sale and leaseback transactions; and

•	sell all or substantially all of our assets or merge or consolidate with or into other companies.

Trading	Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue their market-making activities at any time without notice. See “Underwriting” for more information about possible market-making activities by the underwriters.

Form and Denomination	The notes will be issued in the form of one or more fully-registered global securities in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of Debt Securities—Form of Securities; Global Securities” in the accompanying prospectus, notes will not be issued in certificated form or exchanged for interests in global securities.

Use of Proceeds	We intend to use the net proceeds from this offering, cash on hand and borrowings under the Amended Revolving Credit Facility to consummate the Transactions, to pay related fees and expenses and for general corporate purposes. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Certain Material U.S. Tax Considerations	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain Material U.S. Federal Tax Considerations.”

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Further Issues	We may from time to time, without notice to or consent of the registered holders of the notes, create and issue additional debt instruments, which may include notes of the same series, ranking equally and ratably with the notes offered hereby in all respects (except of the issue date, price to public and, if applicable, the initial interest payment date).

Risk Factors	An investment in the notes involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under the heading “Risk Factors” and in the documents incorporated by reference herein prior to making a decision to invest in the notes.

Summary Historical Financial Information

Scripps Networks Interactive, Inc.

The summary historical financial information below was derived from our historical consolidated financial statements. The historical interim financial data was derived from our unaudited interim consolidated financial statements. Such interim consolidated financial statements were prepared on a basis consistent with the annual audited consolidated financial statements. In the opinion of SNI’s management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is qualified in its entirety by and should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our historical consolidated financial statements and financial statement schedules and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in this prospectus supplement.

	Year ended December 31,			Three months ended March 31,
	2014	2013	2012	2015	2014
				(unaudited)
	(in millions)
Operating Data
Operating revenues	$2,665	$2,531	$2,307	$658	$644
Depreciation and amortization expense	$129	$118	$108	$29	$31
Operating income	$992	$958	$914	$226	$240
Income from continuing operations attributable to SNI common shareholders(1)(2)	$545	$505	$681	$124	$128
Balance Sheet Data
Cash and cash equivalents	$878	$686	$438	$155	$509
Total assets	$4,668	$4,438	$4,139	$3,936	$4,257
Current portion of debt	$885	$—	$—	$—	$885
Long-term debt	$1,494	$1,384	$1,384	$1,845	$500
Redeemable non-controlling interest	$96	$133	$137	$98	$132

(1)	In 2012, income from continuing operations attributable to SNI common shareholders includes a one-time, net income tax benefit of approximately $190 million arising primarily from the reversal of valuation allowances on deferred tax assets related to the utilization of capital loss carry forwards.
(2)	In the three months ended March 31, 2015, income from continuing operations attributable to SNI common shareholders includes approximately $10 million of pretax, transaction costs related to the N-Vision Acquisition.

N-Vision B.V.

The following summary historical financial information as of and for the year ended December 31, 2014 is based upon and derived from N-Vision’s audited consolidated financial statements, which are incorporated by reference in this prospectus. This summary historical financial information is qualified by reference to, and should be read in conjunction with, such audited consolidated financial statements, including the notes thereto.

The following summary historical financial information as of and for the three months ended March 31, 2015 is based upon and derived from N-Vision’s unaudited interim condensed consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. Such interim consolidated financial statements were prepared on a basis consistent with the annual audited consolidated financial statements. In the opinion of N-Vision’s management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The historical consolidated financial statements of N-Vision were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

	Year ended December 31,	Three months ended March 31,
	2014(1)	2015(1)
		(unaudited)
	(in millions)
Operating Data
Revenue	$501	$98
Depreciation and amortization expense	$22	$5
Operating profit(2)(3)	$140	$20
Profit(2)	$6	$19
Profit (loss) attributable to:
Equity holders of N-Vision	$(18)	$5
Non-controlling interests	$24	$14
Balance Sheet Data
Cash and cash equivalents	$77	$81
Total assets	$1,115	$1,031
Current portion of borrowings(4)	$27	$26
Long-term borrowings(4)	$1,015	$903

(1)	For purposes of this summary historical financial information, the Polish zloty (“PLN”) denominated information has been converted to U.S. dollars. The balance sheet data as of December 31, 2014 and March 31, 2015 has been converted from PLN to U.S. dollars using end-of-period rates of 3.51 and 3.78 at such dates, respectively. The operating data for the fiscal year ended December 31, 2014 and three months ended March 31, 2015 have been converted from PLN to U.S. dollars using average exchange rates of 3.18 and 3.72 for such periods, respectively.
(2)	Operating profit and profit for the fiscal year ended December 31, 2014 and the three-month period ended March 31, 2015, include $12 million and $4 million, respectively, of pretax transaction costs related to the N-Vision Acquisition incurred by N-Vision and related to long-term incentive plan and advisory costs.
(3)	Operating profit for the fiscal year ended December 31, 2014 and the three-month period ended March 31, 2015 includes $10 million and $4 million, respectively, of income from associates and joint ventures, which are accounted for under the equity method. This classification is consistent with IFRS but, such amounts would be presented below operating income in accordance with the Company’s basis of presentation.
(4)	Current and long-term borrowings as of the end of each period include certain interest-related payables and are presented net of related debt-issuance costs. This presentation is consistent with IFRS. The principal amount of N-Vision’s total debt obligations was €857 million as of March 31, 2015 and €859 million as of December 31, 2014.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table sets forth a summary of unaudited pro forma condensed combined financial information to illustrate the estimated effects of the Transactions on the historical financial position and results of operations of SNI. The unaudited pro forma condensed combined balance sheet data as of March 31, 2015 gives effect to the Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Transactions as if such transactions had occurred on January 1, 2014. The summary unaudited pro forma condensed combined financial information is for illustrative purposes only and does not purport to be indicative of the financial position or results of operations that would actually have been achieved had the Transactions occurred on the dates indicated or which may be achieved in the future.

The unaudited pro forma condensed combined financial information gives effect to the consummation of the Transactions; however, the issuance of the notes offered hereby is not conditioned upon the completion of the Transactions. In the event that we do not consummate the N-Vision Acquisition on or prior to December 31, 2015 or the Acquisition Agreement is terminated at any time prior to such date, we will be required to redeem the notes on a special mandatory redemption date at a redemption price described under the caption “Description of Notes—Special Mandatory Redemption.”

The summary unaudited pro forma condensed combined financial information and underlying pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the notes accompanying the unaudited pro forma condensed combined financial information included elsewhere in this prospectus supplement that management of SNI believes are reasonable under the circumstances. Actual results may differ materially from the unaudited pro forma condensed combined financial information.

The summary unaudited pro forma condensed combined financial information is only a summary and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information,” as well as the historical consolidated financial statements and related notes of each of SNI and N-Vision incorporated by reference into this prospectus supplement.

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(unaudited, in millions)
Operating Data
Operating revenues	$3,167	$756
Depreciation and amortization expense	$179	$40
Operating income	$1,105	$249
Income from continuing operations attributable to SNI common shareholders	$542	$144
Balance Sheet Data
Cash and cash equivalents		$263
Total assets		$6,927
Current portion of debt		$5
Long-term debt		$3,822
Redeemable non-controlling interests		$98

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risks and uncertainties included in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, “Forward-looking statements” and “Risk Factors” in the accompanying prospectus. If any of the following risks actually occurs, our businesses, and your investment in the notes, could be negatively affected. These risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us, or currently deemed immaterial, may also materially and adversely affect our business operations, results of operations, financial condition or prospects. If any of these risks materialized, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Risks Related to the N-Vision Acquisition

While the N-Vision Acquisition is pending, we and TVN will be subject to business uncertainties that could adversely affect our and their businesses.

Uncertainty about the effect of the N-Vision Acquisition on employees, advertisers and/or distributors may have an adverse effect on us and TVN. These uncertainties may impair our and TVN’s ability to attract, retain and motivate key personnel until the N-Vision Acquisition is consummated and for a period of time thereafter, and could cause customers and others who deal with us and TVN to seek to change existing business relationships with us and TVN. Employee retention may be challenging during the pendency of the N-Vision Acquisition, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of the combined company following the N-Vision Acquisition could be seriously harmed. In addition, the Acquisition Agreement restricts TVN and, to a lesser extent, us, from taking specified actions until the N-Vision Acquisition is consummated without the consent of the other party. These restrictions may prevent us or TVN from pursuing attractive business opportunities that may arise prior to the completion of the N-Vision Acquisition.

If we do not successfully integrate TVN into our business operations, our business could be adversely affected.

Upon the close of the N-Vision Acquisition, we will need to successfully integrate the operations of TVN with our business operations. Integrating the operations of TVN with our own will be a complex and time-consuming process. Prior to the N-Vision Acquisition, TVN operated independently, with its own business, corporate culture, locations, employees and systems. There may be substantial difficulties, costs and delays involved in any integration of the business of TVN with that of our own. These may include:

•	distracting management from day-to-day operations;

•	potential incompatibility of corporate cultures;

•	an inability to achieve benefits as planned;

•	changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

•	costs, delays and other difficulties in implementing common systems and procedures including, in particular, our internal controls over financial reporting; and

•	increased difficulties in managing our business due to the addition of international locations.

Any one or all of these factors may increase operating costs or lower anticipated financial performance. Many of these factors are also outside of our control. Achieving anticipated benefits and the potential benefits underlying our reasons for the N-Vision Acquisition will depend on successful integration of the businesses. The failure to integrate the business operations of TVN successfully would have a material adverse effect on our business, financial condition and results of operations.

The N-Vision Acquisition may not close as anticipated.

While we expect that the N-Vision Acquisition will close during the third quarter of 2015, the closing of the N-Vision Acquisition may not occur when anticipated, if at all. If we do not consummate the N-Vision Acquisition on or before December 31, 2015, or the Acquisition Agreement is terminated any time prior to such date, we will be required to redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of redemption. See “Description of Notes—Special Mandatory Redemption.” The closing of the N-Vision Acquisition is subject to our obtaining government consents and antitrust approval, the absence of a material adverse effect on the business of TVN, taken as a whole, as well as the parties’ compliance with other requirements contained in the Acquisition Agreement. A delay in the closing of the N-Vision Acquisition or a failure to consummate the N-Vision Acquisition may inhibit our ability to execute our business plan.

We may be unable to realize the anticipated benefits in connection with the N-Vision Acquisition or may incur additional or unexpected costs in order to realize them.

We anticipate achieving a variety of benefits in connection with the N-Vision Acquisition. Our anticipated benefits are inherently estimates that are difficult to predict and are necessarily speculative in nature, and we cannot provide assurance that we will achieve expected or any actual benefits. A variety of factors could cause us not to realize some or all of its anticipated benefits, including, among others, our failure to consummate the N-Vision Acquisition, delays in the anticipated timing of activities related to anticipated benefits, lack of sustainability in benefits over time, unexpected costs associated with operating our business or integrating TVN following the N-Vision Acquisition or our ability to achieve efficiencies contemplated from the N-Vision Acquisition. We may be unable to realize all or any of these benefits within the anticipated timeframe, or at all, and we may incur additional or unexpected costs in order to realize them.

These benefits are based upon a number of assumptions and estimates that are in turn based on our analysis of the various factors which currently, and could in the future, impact our business. These assumptions and estimates are inherently uncertain and subject to significant business, operational, economic, competitive uncertainties and contingencies. Certain of the assumptions relate to business decisions that are subject to change, including, among other things, our anticipated business strategies, our marketing strategies, our integration plans with respect to TVN and our ability to anticipate and react to business trends. Other assumptions relate to risks and uncertainties beyond our control, including, among other things, the economic environment in which we operate and other developments in our industry as well as capital markets conditions from time to time. The actual results of implementing activities intended to achieve these benefits may differ materially from the estimates set out in this prospectus supplement in any of these assumptions prove incorrect. Moreover, our continued efforts to achieve these benefits may divert the attention of management from the rest of our business and may preclude us from pursuing other attractive opportunities, any of which may materially and adversely affect our business.

We have incurred and will continue to incur significant transaction, integration and restructuring costs in connection with the N-Vision Acquisition.

We have incurred and will continue to incur significant transaction costs related to the N-Vision Acquisition. In addition, the combined business will incur integration and restructuring costs following the completion of the N-Vision Acquisition as we integrate TVN with our business. Although we expect that the realization of benefits and efficiencies related to the integration of the businesses may offset these transaction, integration and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all, which could adversely affect our financial condition and results of operations.

The unaudited pro forma condensed combined financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the consummation of the N-Vision Acquisition and, accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and TVN currently operate as separate companies. We have had no prior history as a combined entity with TVN and its operations have not previously been managed on a combined basis with us. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the N-Vision Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma condensed combined financial information does not reflect future nonrecurring charges resulting from the N-Vision Acquisition. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the N-Vision Acquisition, restructuring activities or other costs related to the planned integration of TVN, and does not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial information presented in this prospectus supplement is based in part on certain assumptions regarding the N-Vision Acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Risks Related to TVN

TVN’s operating results depend on general economic conditions and would be affected by a deterioration in the Polish and global economy.

TVN conducts its operations in Poland, where substantially all of its revenue is generated. The Polish economy has reacted adversely to weakening economic conditions and turmoil in the global financial markets that have taken place in the last several years. Such turmoil has resulted in a tightening of credit, lower levels of liquidity and a widespread withdrawal of investment funding in Poland’s neighboring countries across Central and Eastern Europe. This had an adverse impact on their economic growth and caused many of these countries to fall into recession. As a consequence of such global economic crisis, Polish GDP increased by 1.6% in 2009, 3.9% in 2010, 4.3% in 2011, 3.8% in 2012, 1.6% in 2013 and 3.3% in 2014, as compared to a 6% GDP growth in each of 2006 and 2007, according to data from the Polish Central Statistical Office (Główny Urząd Statystyczny or “GUS”). The unfavorable trends in the Polish economy resulted in a deterioration of the employment market and an increase in unemployment rates (from 9.5% in December 2008 to 11.4% in December 2014, according to data from GUS). There remains a risk that the recent geopolitical instability in the neighboring countries could have a negative impact on the Polish economy.

Although the global economy has been recovering in recent years and market and economic conditions have improved, the potential for economic disruption continues, and there can be no guarantee that economic conditions will continue to improve. Any deterioration of the global economy or a re-emergence of the eurozone sovereign debt crisis would have a negative effect on macroeconomic conditions globally and, in particular, in Europe, which could lead to a renewed slowdown in economic growth, an increase in funding costs, a more pronounced increase in unemployment and other negative macroeconomic developments. In addition, there is a risk that such deterioration could result in the collapse of the Euro as the common currency of the European Union (the “EU”) countries.

Additionally, significant fluctuation of currency exchange rates and reduced availability of funding may adversely impact both retail customers and companies, decreasing their confidence levels in the economy and in their own financial health. Therefore, macroeconomic factors applicable to Poland may have a material impact on TVN’s business, financial condition, results of operations and cash flow.

The results of TVN’s operations largely depends on advertising revenue, and demand for advertising is significantly affected by general and regional economic conditions. In 2014, advertising revenue comprised 71.7% of TVN’s total revenue. Adverse economic conditions in the region generally and a downturn in the Polish economy specifically has had a negative impact on the Polish advertising industry. TVN’s advertising customers have reduced their global or regional advertising budgets in recent years and, if they continue to do so or they perceive that local weaknesses still exist, demand for local advertising could be adversely affected. Future declines in the level of business activity of TVN’s advertising customers may have a material adverse effect on our revenue and results of operations.

Any decrease in TVN’s advertising revenue may result in decreased quality of TVN’s programming or force TVN to reduce the amount of programs that TVN makes available, either through direct production or acquisition. A decrease in TVN’s program quality or a reduction in number of programs TVN offers could cause TVN to lose audience share, either to TVN’s competitors or to alternative entertainment and leisure activities. Such a loss in audience share would make TVN less attractive to potential advertisers and sponsors, which in turn may have a material impact on TVN’s business, financial condition, results of operations and cash flow.

Political instability in Ukraine and uncertainty as to the stability of the political systems and borders in Eastern Europe could affect TVN’s business, financial condition, results of operations and prospects.

The political instability in Ukraine presents a significant risk from the perspective of the Polish economy. The Ukrainian political conflict highlights the risk of violation of the territorial integrity of Ukraine and a potential collapse of its economic system. In the event that the conflict continues or escalates, the risk of Ukraine’s insolvency and a deep economic recession in the country could develop. Additionally, this conflict has the potential to spill over into neighboring countries, thus having a detrimental economic and political effect on other Eastern European countries. A further acceleration of the political crisis in Ukraine could directly impact the trade relationship of Poland with Russia and Ukraine, could lead to measurable pressure on the stability of the supply of oil and gas and, due to a downturn in the economic development of various European countries, lead to further economic pressure on Poland, including lower exports, a reduced level of consumption and investments and, as a result of the aforementioned developments, a higher level of unemployment. The above risk would be exacerbated if current sanctions and embargoes imposed on Russia by the EU and the United States and by Russia on EU member states, including Poland, continue or further sanctions and embargoes are imposed.

Additionally, there is fear among investors that the deteriorating economic or financial conditions of other Central and Eastern European countries may be indicative of worsening economic or financial conditions in Poland. Investors may treat the financial assets of Central and Eastern European countries as the same “asset class.” As a result, investors may reduce their investments in Polish financial assets due to worsening economic or financial conditions in other countries of Central and Eastern Europe. Specifically, the devaluation or depreciation of any of the currencies in Central and Eastern Europe could impair the strength of the PLN.

TVN may not be able to maintain or improve the strength of its brand, the high quality of its services or its reputation

TVN’s market position, development of its business and ability to attract new clients in the future rely in large part on the strength of its brand and its reputation.

TVN’s brand, quality of services or reputation could be compromised as a result of negative public opinion, arising from the manner of doing business by TVN, claims raised against TVN, including claims from employees, negative press coverage or opinions voiced on the Internet and in social media, or practices. Negative public opinion may adversely affect TVN’s ability to attract and retain advertising customers. TVN is not able to guarantee that it will manage to effectively avoid the negative consequences of any reputation-related risk on its business activities.

If in the future TVN fails to maintain the high quality of its services and a good market reputation, this could have a material adverse effect on TVN’s business, financial condition, results of operations or prospects.

TVN’s ability to expand its business may be limited by certain non-competition agreements.

In connection with certain transactions, TVN has entered into agreements that contain non-competition clauses that limit its ability to engage in certain businesses. Such limitations may restrict TVN’s ability to diversify its business, which could have a material adverse effect on its business, financial condition, results of operations and cash flow.

The transition to digital broadcasting may require substantial additional investment and may result in increased competition.

Poland completed the migration from analog terrestrial broadcasting to digital terrestrial broadcasting on July 23, 2013. TVN cannot predict the effect of the migration on its existing operations. This will likely result in an increase in the number of digital channels available in the Polish TV market, which could lead to a corresponding decrease in TVN’s audience share.

Although the migration process has been completed, TVN may still be required to make substantial additional capital investment and commit other substantial resources to implement digital terrestrial broadcasting. The availability of competing—alternative distribution systems, such as Satellite direct-to-home (“DTH”) platforms, may require TVN to acquire additional distribution and content rights or result in an increase of competition for existing distribution and content rights. TVN may not have access to sufficient resources to make such investments when required.

Moreover, it is expected that the contest procedure for the launch of a new terrestrial digital multiplex (MUX8) will be initiated in 2015. No assurance can be given that TVN will be granted any frequencies on the MUX8, and new channels that could be broadcast on this multiplex may increase competitiveness in the digital terrestrial channels market.

TVN’s broadcasting licenses may not be renewed and may be subject to revocation and restrictive regulations may be enacted to comply with EU requirements.

TVN holds several terrestrial and satellite broadcasting licenses. Like all television licenses in Poland, TVN’s Polish licenses have been issued for a fixed term. TVN’s terrestrial analog television license for the TVN channel was converted into a digital terrestrial license in June 2010, and will expire in 2024, while TVN’s satellite licenses will expire between 2017 and 2024.

The Broadcasting Act of 29 December 1992 (with changes) (Ustawa z dnia 29 grudnia 1992 r. o radiofonii i telewizji Dz. U. 1993 Nr 7 poz. 34 ze zm or “Broadcasting Law”), regulates the procedures and requirements for the renewal of expired licenses, but is unclear whether licenses to current license holders will be automatically reissued following the expiration of such licenses. Consequently, TVN cannot assure investors that its broadcasting licenses will be reissued to TVN when their terms expire. The loss of any of TVN’s licenses or other authorizations or a material modification of the terms of any renewed licenses may have a material adverse effect on its business, financial condition, results of operations and cash flow.

Furthermore, no assurances can be given that (i) new licenses will be issued, (ii) licenses awaiting approval will be approved, (iii) existing licenses will be extended on the same terms, or (iv) further restrictions or conditions will not be imposed in the future. Like other Polish television broadcasters, we must comply with the Broadcasting Law, regulations established by KRRiT, and the terms and conditions of TVN’s licenses in order to maintain our licenses. If TVN is held to be in material breach of the Broadcasting Law or the terms and conditions of its licenses, their licenses may be revoked. In addition, if TVN’s activity under its licenses is carried out in a manner that is deemed to conflict with the Broadcasting Law or the terms and conditions of TVN’s licenses, and TVN fails to remedy such conflict within the applicable grace period, its licenses may be revoked. Any revocation of TVN’s licenses could adversely affect its business, financial condition, results of operations and cash flow.

Broadcasting regulations are generally subject to periodic and on-going governmental review. There can be no assurance that more restrictive laws, rules, regulations or policies will not be adopted in the future, including further made changes to enable Poland to comply with EU requirements. Changes to laws, rules, regulations or policies could make compliance more difficult and may force us to incur additional capital expenditures or implement other changes that may adversely affect TVN’s business, financial condition, results of operations and cash flow.

Under the Broadcasting Law, broadcasting licenses are generally non-transferable. The KRRiT may revoke a broadcasting license as a result of a direct or indirect change of control of the broadcaster. Pursuant to the official announcement of the KRRiT dated June 12, 2007, a broadcaster is required to submit a formal notification to the KRRiT pertaining to any changes in information provided by the broadcaster in its initial license application, including any changes in the ownership structure of the broadcaster. This announcement further states that the term “change of control” is not defined under the Broadcasting Law and shall be interpreted within the meaning of the definition included in the Act on Competition and Consumer Protection dated February 16, 2007, as amended. Any change of control of a broadcaster will be analyzed by KRRiT on an individual basis, and any revocation of a broadcasting license could adversely affect our business, financial condition, results of operations and cash flow.

Broadcasting regulations affect the content of TVN’s programming and advertising.

TVN is subject to regulations promulgated under the Broadcasting Law, which governs, among other laws, regulations and applicable requirements, the content of television programs and the content and timing of advertising aired on TVN’s channels. In particular, the Broadcasting Law requires that a specific portion of the programming content be represented by programs originally produced in the Polish language (33% of the programming content broadcasted in a given quarter) and European programs (50% of the programming content broadcasted in a given quarter). There can be no assurance that more restrictive laws, rules, regulations or policies will not be adopted in the future, including further changes made to comply with European Union requirements. Changes to laws, rules, regulations or policies could make compliance more difficult and may force TVN to incur additional capital expenditures or implement other changes that may adversely affect TVN’s business, financial condition, results of operations and cash flow.

The Broadcasting Law limits the ownership of Polish television broadcasters.

The Broadcasting Law limits the ability of non-residents of the European Economic Area ( the “EEA”) to acquire and own shares in Polish entities holding television-broadcasting licenses. Under its licenses, TVN has received a blanket consent from KRRiT that allows non-EEA residents to acquire its shares on the Warsaw Stock Exchange. Non-EEA residents may hold no more than 49% of our share capital or 49% of the voting rights of our share capital. If non-EEA residents acquire more than 49% of our share capital or control more than 49% of the voting power of our shares, TVN might be in violation of the Broadcasting Law, the relevant terms of the blanket consent received from KRRiT or its licenses. While the N-Vision Acquisition is permitted due to our indirect ownership of TVN, violation of applicable laws and regulations, or TVN’s licenses including the thresholds imposed by the blanket consent, may result in loss of licenses, which could adversely affect our business, financial condition, results of operations and cash flow.

Following the completion of the merger of nC+ and the sale of Grupa Onet.pl, TVN does not have control over these entities and therefore actions taken by its partners in respect of such entities could materially adversely affect TVN’s business.

nC+, which represents the combined entity following the merger of Canal+ Cyfrowy S.A. (“Cyfra+”) and ITI Neovision S.A., is 51% percent owned by GC+, 17% owned by LGI Ventures B.V. (“LGI”) and 32% owned by TVN. TVN is not the majority controlling shareholder in nC+ and is therefore dependent on its respective partners to cooperate with it in making decisions regarding the business of nC+ and the day-to-day operation of the DTH business operated by nC+. This means that TVN may be unable to prevent actions that it believes are not in the best interests of nC+ or TVN as a whole. Any such actions could materially adversely affect its business, results of operations, financial condition and cash flows.

Furthermore, in November 2012 TVN successfully consummated the sale of Grupa Onet.pl S.A. (“Grupa Onet.pl”) to Ringier Axel Springer Media AG (“Ringier Axel Springer”). Since TVN is not the majority controlling shareholder of Onet Holding Sp. Z o.o. (“Onet Holding”), the entity that owns Grupa Onet.pl, TVN is dependent on its partner to cooperate with it in making decisions regarding the business of Grupa Onet.pl and the day-to-day operation of the online business operated by Grupa Onet.pl. Therefore, TVN may be unable to prevent actions that it believes are not in the best interests of Grupa Onet.pl. Any such actions could materially adversely affect its business, results of operations, financial condition and cash flow.

Impairment of investment in associates may have an adverse impact on TVN’s financial results.

As a result of the merger of the Cyfra+ and ‘n’ DTH platforms and the sale of Grupa Onet.pl, TVN carries on its balance sheet significant amounts of investments in associates. TVN periodically assesses whether there are any indications those investments suffered any impairment. In such case TVN performs an impairment test by estimating the recoverable amount of the investment in associates based on fair value less cost to sell or value in use. If the underlying performance of the investment or any of the key assumptions TVN uses for impairment testing were to change unfavorably, this may result in impairment write-offs and consequently have an adverse impact on TVN’s financial results.

A lack of stability and frequent changes in tax regulations may have an adverse effect on TVN’s results of operations and financial condition.

The Polish tax system is subject to change. Tax regulations are frequently amended, often to the detriment of the taxpayers. The frequent changes in regulations governing the taxation of business activities can be unfavorable to TVN and may, consequently, have a material adverse effect on TVN’s business, financial condition, results of operations and cash flow.

Furthermore, the lack of stability in Polish tax regulations may hinder TVN’s ability to effectively plan for the future and to implement its business plan. The instability of the Polish tax system stems not only from changes in the law, but also from varying interpretations of tax law made by tax authorities or administrative courts. Therefore, there is a risk that such tax authorities will make interpretations of the tax laws that may be unfavorable to TVN (as taxpayer and/or the tax remitter), or that individual interpretations of tax laws obtained will not be repealed, which may have an adverse effect on TVN’s business, financial condition, results of operations and cash flow.

Taxes and other similar payments, including custom duties and foreign currency payments, may be audited by the tax authorities, as a rule, for five tax years from the end of the given tax year and, should any discrepancy be found, interest and penalties may be imposed. Also, customs authorities can audit promotional activities conducted by TVN in the context of their compliance with legal provisions regulating gambling. Although TVN takes all the measures required to ensure that related party transactions are executed on an arm’s length basis, there is a risk of potential disputes with the tax authorities in this respect, that the tax authorities will arrive at different conclusions regarding the terms and legal consequences of TVN’s related party transactions and that TVN will be subject to certain additional tax liabilities. Moreover, there is a risk that the tax authorities may review the tax implications of the various transactions that TVN has entered into, many of which involved complex structures, and as a result of such review TVN may be required to dedicate time and resources with respect to such reviews or become subject to certain additional tax liabilities, which may have an adverse effect on its business, financial condition, results of operations and cash flows.

Risks Related to the Notes

We conduct a substantial amount of our operations through subsidiaries. We may be limited in our ability to access funds from our subsidiaries to service our debt, including the notes. In addition, the notes will not be guaranteed by our subsidiaries.

We conduct a substantial amount of our operations through subsidiaries. Accordingly, we depend on our subsidiaries’ earnings and dividends, distributions and advances or loans made by the subsidiaries to us to provide funds necessary to meet our obligations, including the payments of principal, premium, if any, and interest on the notes. If we are unable to access the cash flows of our subsidiaries, we will be unable to meet our debt obligations.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available to us to do so. In addition, the ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law and limitations under any then-existing contractual obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of our indebtedness and our trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. In addition, the indenture allows us to create new subsidiaries and invest in our subsidiaries, all of the assets of which you will have no claim against.

The notes will not be guaranteed by our subsidiaries and will be effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interests in our respective subsidiaries are subordinated to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. As a result, we may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. Our right to receive assets of any of our subsidiaries upon bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of creditors of our subsidiaries. See “Description of Notes—Ranking” in this prospectus supplement. As of March 31, 2015, on a pro forma basis after giving effect to the Transactions, we would have had $3.8 billion of indebtedness that would have ranked equally and ratably in right of repayment with the notes, and our subsidiaries would have had $439 million in aggregate principal amount of indebtedness outstanding, which the notes would have been effectively subordinated to. Our subsidiaries are not restricted under the terms of the indenture from incurring additional debt.

The notes will be unsecured and, therefore, will be effectively subordinated to any secured debt we may incur in the future.

The notes will not be secured by any of our assets. As a result, the notes would be effectively subordinated to any secured debt we may incur in the future to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. The terms of the indenture limit our ability to create, incur, assume or permit to exist liens to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of Notes—Certain Covenants.” As of March 31, 2015, we had no secured debt outstanding. See “Description of Notes—Ranking” in this prospectus supplement.

The indenture does not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.

We are not restricted under the terms of the indenture from incurring additional debt or repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt (to fund future acquisitions or otherwise) and take a number of other actions that are not limited by the terms of the indenture could have the effect of diminishing our ability to make payments on the notes when due and adversely affect the credit ratings of our notes.

An active trading market for the notes may not develop.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters are not obligated to do so and may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

Changes in our credit ratings or the debt markets could adversely affect the trading price of the notes.

The trading price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the trading price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us, and one rating agency has placed our rating on review for downgrade depending on the terms and outcome of the TVN Tender Offer. A negative change in our rating could have an adverse effect on the trading price of the notes.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law, or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes. See “Description of Notes—Change of Control” in this prospectus supplement.

In the event that we do not consummate the N-Vision Acquisition on or prior to December 31, 2015 or the Acquisition Agreement is terminated at any time prior to such date, we will be required to redeem the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not consummate the N-Vision Acquisition within the timeframe specified under “Description of Notes—Special Mandatory Redemption,” or the Acquisition Agreement may be terminated prior to such time. Our ability to consummate the N-Vision Acquisition is subject to various closing conditions. If we fail to consummate the N-Vision Acquisition within the specified timeframe, we will be required to redeem the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of redemption. If we redeem the notes pursuant to the special mandatory redemption, you may not obtain your expected return on the notes. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision if the N-Vision Acquisition closes within the specified timeframe, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the N-Vision Acquisition, we experience any changes in our business or financial condition or if the terms of the N-Vision Acquisition change.

We may be unable to redeem the notes in the event of a special mandatory redemption.

If we do not consummate the N-Vision Acquisition on or before December 31, 2015 or the Acquisition Agreement is terminated any time prior to such date, we will be required to redeem the notes for a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of redemption. See “Description of Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds from the sale of the notes or borrowings under the Amended Revolving Credit Facility in connection with the N-Vision Acquisition, in escrow prior to consummation of the N-Vision Acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of earnings to fixed charges of the Company for the periods indicated and on a pro forma basis as adjusted to give effect to the Transactions. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes and equity in earnings of affiliates plus distributed income of affiliates and fixed charges. Fixed charges are defined as interest expense and the interest portion of rental expense that is deemed to be representative of the interest factor.

	Pro Forma						Historical	Pro Forma
	Year ended	Historical Year ended					Three months ended	Three months ended
	December 31, 2014	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	March 31, 2015	March 31, 2015
Ratio of earnings to fixed charges	7.5x	17.8x	18.3x	16.8x	21.1x	18.3x	15.0x	8.2x

USE OF PROCEEDS

We expect the net proceeds from this offering of the notes to be approximately $1,481 million after deducting the estimated underwriting discount and our estimated expenses related to the offering. We intend to use the net proceeds from this offering, cash on hand and borrowings under the Amended Revolving Credit Facility to consummate the Transactions, to pay related fees and expenses and for general corporate purposes. As part of the Transactions, we intend to use a portion of the net proceeds from this offering to refinance a portion the outstanding indebtedness of N-Vision, PTH, TVN and/or their respective subsidiaries, including (i) all of the €110 million of the 7.875% Senior Notes due November 15, 2018 issued by TVN Finance, (ii) €43 million of the €430 million of Senior Notes due December 15, 2020 issued by TVN Finance and (iii) all of the €300 million of Senior PIK Toggle Notes due January 15, 2021, with an annual interest rate of 11.00% with respect to any payments of interest as cash and 12.00% with respect to any payments of interest as PIK interest, issued by PTH.

The offering is not conditioned upon the completion of the N-Vision Acquisition but, in the event that we do not consummate the N-Vision Acquisition on or prior to December 31, 2015 or the Acquisition Agreement is terminated at any time prior to such date, we will be required to redeem the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, in each case plus accrued and unpaid interest on the applicable series of notes, if any, to, but excluding, the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Pending any such uses, we may temporarily invest the net proceeds in highly liquid, short term investments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015 on an historical basis and as adjusted to give effect to the Transactions. You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement as well as the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and our historical consolidated financial statements and related notes in our filings incorporated by reference into this prospectus supplement. See “Unaudited Condensed Combined Pro Forma Financial Information” and “Where You Can Find More Information.”

	As of March 31, 2015
Dollar amounts in millions	Actual	As adjusted[1,2]
Cash and cash equivalents	$155	$263

Current portion of debt	—	5
Long-term debt
2.700% Senior Notes due 2016[3]	499	499
2.750% Senior Notes due 2019[4]	498	498
7.375% Senior Notes due 2020[5]	—	464
3.900% Senior Notes due 2024[6]	498	498
Senior Notes offered hereby
% Senior Notes due 20 offered hereby[7]	—
% Senior Notes due 20 offered hereby[7]	—
% Senior Notes due 20 offered hereby[7]	—
Total Senior Notes offered hereby	—	1,494
Credit Facility[8]	350	350
N-Vision credit facility	—	19

Long-term debt	1,845	3,822
Redeemable non-controlling interest	98	98
Total equity	1,426	2,019

Total capitalization	$3,369	$5,944

1	Assumes we will hold 66% of the outstanding shares of TVN following the completion of the TVN Tender Offer. See “Summary—Recent Developments—Financing for the N-Vision Acquisition” and “Unaudited Pro Forma Condensed Combined Financial Information—The TVN Tender Offer.”
2	For purposes of this “Capitalization” section, the PLN denominated information, as of March 31, 2015, has been converted from PLN to U.S. dollars at the end-of-period rate of 3.78.
3	The Senior Notes issued by SNI mature on December 15, 2016 bearing interest at 2.70%. Interest is paid on the Senior Notes on June 15th and December 15th of each year.
4	The Senior Notes issued by SNI mature on November 15, 2019 bearing interest at 2.75%. Interest is paid on the Senior Notes on May 15th and November 15th of each year.
5	The Senior Notes issued by TVN mature on December 15, 2020 bearing interest at 7.375%. Interest is paid on the Senior Notes on June 15th and December 15th of each year.
6	The Senior Notes issued by SNI mature on November 15, 2024 bearing interest at 3.90%. Interest is paid on the Senior Notes on May 15th and November 15th of each year.
7	If the N-Vision Acquisition is not consummated, the 20 notes, the 20 notes and the 20 notes will be subject to special mandatory redemption as described in “Description of Notes—Special Mandatory Redemption.”
8	The Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of March 31, 2014, is by and among SNI, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd. Underwriters of this offering, including J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC also serve as Joint Lead Arrangers and Joint Bookrunners under the Credit Facility. As of March 31, 2015, there were $350 million of borrowings outstanding under the Existing Credit Facility. As part of the Transactions, on May 18, 2015, we amended and extended the Existing Credit Facility, effective May 18, 2015. See “Summary—Recent Developments—Amend and Extend Credit Facility” for a description of the Amended Revolving Credit Facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2015 gives effect to (i) the Company Financing, (ii) the N-Vision Acquisition, (iii) the N-Vision Debt Refinancing and (iv) the TVN Tender Offer, each as more fully described below, as if they each occurred as of March 31, 2015. The following unaudited pro forma condensed combined statements of operations of the Company for the three-month period ended March 31, 2015 and the year ended December 31, 2014 similarly give effect to the Company Financing, the N-Vision Acquisition, the N-Vision Debt Refinancing and the TVN Tender Offer, as if they each occurred at the beginning of the period on January 1, 2014. The Company Financing, the N-Vision Acquisition, the N-Vision Debt Refinancing and the TVN Tender Offer are collectively referred to as the “Transactions.”

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the Company’s historical audited and interim unaudited consolidated financial statements, including the notes thereto, and N-Vision’s historical audited consolidated financial statements, including the notes thereto. The financial statements of the Company are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The annual financial statements of N-Vision, which were prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) are included in the Company’s Current Report on Form 8-K dated May 18, 2015. The historical interim financial information of N-Vision was derived from N-Vision’s unaudited interim consolidated financial statements which are not included or incorporated by reference herein.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Transactions. In addition, with respect to the unaudited pro forma condensed combined statements of operations, the unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the Company’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of the Company’s future financial condition or operating results.

The Company Financing

In order to fund the cost of the N-Vision Acquisition, the N-Vision Debt Refinancing and the TVN Tender Offer, as well as to increase the Company’s financial capacity for general corporate and working capital purposes, the Company expects to enter into a series of financing transactions.

The Company expects to issue approximately $1.5 billion of long-term debt, with an assumed weighted-average interest rate of approximately 3.22% and an assumed weighted-average maturity of 7 years (the “Public Debt Financing”). Aggregate net proceeds expected to be raised under the Public Debt Financing are approximately $1.481 billion.

In addition, in May 2015, the Company amended its existing Revolving Credit Facility (the “Old Revolving Credit Facility”) with a group of banks to provide, among other things, for increased borrowing availability and an extended term (the “Amended Revolving Credit Facility” and collectively, the “Bank Financing”). The Amended Revolving Credit Facility now permits borrowings of up to $900 million from the former $650 million limit, with the option to increase the borrowing availability by an additional $250 million. Additionally, we extended the maturity date of the Amended Revolving Credit Facility by one year to a scheduled maturity of March 31, 2020, with the exception of $32.5 million which remains scheduled to mature on March 31, 2015. Borrowings under the Amended Revolving Credit Facility bear interest based on the Company’s credit ratings, with drawn amounts bearing interest at Libor plus 125 basis points and undrawn amounts bearing interest at 15 basis points. The Amended Revolving Credit Facility continues to contain certain affirmative and negative covenants, including a restriction on the incurrence of additional indebtedness and maintenance of a maximum leverage ratio. There are no mandatory reductions in borrowing availability throughout the term.

The Public Debt Financing, together with the Bank Financing, are referred to herein as the “Company Financing.”

The N-Vision Acquisition

The N-Vision Acquisition reflects the Company’s planned purchase of all the outstanding shares of N-Vision for a purchase price of approximately €584 million in cash, which equates to approximately $634 million using foreign currency exchange rates in effect as of March 31, 2015. The purchase price to be paid in connection with the N-Vision Acquisition is expected to be funded with available cash and cash equivalents raised in the Company Financing. The Company also will assume up to €865 million principal amount of debt as part of the N-Vision Acquisition, which equates to approximately $940 million of debt using foreign currency exchange rates in effect as of March 31, 2015.

The N-Vision Debt Refinancing

The N-Vision Debt Refinancing reflects the Company’s planned redemption of over half of the outstanding indebtedness of N-Vision and its subsidiaries to be assumed in the N-Vision Acquisition (the “N-Vision Debt Refinancing”). In particular, the Company intends to redeem approximately $491 million principal amount of debt, based on foreign currency exchange rates in effect as of March 31, 2015, consisting of: (i) €110 million principal amount of Senior Notes due 2018, (ii) €43 million principal amount of Senior Notes due 2020, and (iii) €300 million principal amount of Senior PIK Toggle Notes due 2021 (collectively, the “N-Vision Assumed Debt Securities”). The aggregate redemption cost of the N-Vision Assumed Debt Securities is expected to be approximately $567 million excluding accrued interest, based on foreign currency exchange rates in effect as of March 31, 2015. The aggregate redemption cost of the N-Vision Assumed Debt Securities is expected to be funded with available cash and cash equivalents to be raised in the Company Financing, and the Company intends to fund the aggregate redemption cost by N-Vision with related intercompany loans. After the N-Vision Debt Refinancing, approximately €412 million principal amount of indebtedness will be outstanding, consisting of €387 million principal amount of Senior Notes due 2020 and a €25 million revolving credit facility.

The TVN Tender Offer

TVN is owned 52.7% by N-Vision and 47.3% through a public common-stock equity interest listed on the Warsaw Stock Exchange. Pursuant to Polish takeover law, the Company is required to commence a tender offer to the public shareholders to acquire additional TVN common shares owned by the public within three months from the closing date of the N-Vision Acquisition (the “TVN Tender Offer”), increasing the Company’s ownership in TVN to a minimum of up to 66%. The Company also has the option of increasing the TVN Tender Offer to acquire 100% of the remaining public ownership in TVN.

The Company’s Board of Directors has authorized management, in its discretion, to offer to purchase up to 100% of the outstanding public shares of TVN. At this time, management has not made a determination whether to pursue any additional shares of TVN above the 66% required under Polish takeover law. Such a decision will be made at a later date based on a variety of factors, including market conditions and strategic considerations.

Given the uncertainty as to whether the Company will actually elect to purchase the full 100% of the remaining public ownership in TVN, the accompanying unaudited pro forma condensed combined financial information reflects the minimum required offer to acquire up to a minimum of 66%. The expected purchase price for the minimum-required TVN Tender Offer is approximately $240 million, based on an estimated 45.3 million shares to be acquired at an assumed purchase price of 20.00 Zloty (“PLN”) per share, translated using foreign currency exchange rates in effect as of March 31, 2015. TVN’s shares closed at 17.50 PLN on the Warsaw Stock Exchange on May 15, 2015. The Company intends to fund the TVN Tender Offer with available cash and cash equivalents raised in the Company Financing.

However, if the Company elects to acquire 100% of the remaining public ownership in TVN, it is expected that the purchase price would increase by approximately $612 million to an aggregate $852 million, based on an estimated 160.9 million shares to be acquired at an assumed purchase price of 20.00 PLN per share, translated using foreign currency exchange rates in effect as of March 31, 2015. The Company would intend to fund the incremental purchase price with new borrowings under its Amended Revolving Credit Facility (or other sources of financing) of approximately $612 million. This would increase long-term debt and reduce the non-controlling interest classified within equity by an equal amount of $612 million in the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2015. In addition, for the three months ended March 31, 2015 and the year ended December 31, 2014, this would have the effect of (i) increasing interest expense on a pro forma basis by $2.7 million and $10.1 million, respectively; (ii) decreasing net income on a pro forma basis by $1.7 million and $6.6 million, respectively; (iii) decreasing net income attributable to the non-controlling interest on a pro forma basis by $9.7 million and $16.9 million, due to no portion of the public ownership remaining outstanding; and (iv) increasing net income attributable to the Company on a pro forma basis by $8.0 million and $10.3 million, respectively.

Purchase Price Allocation

The N-Vision Acquisition and the TVN Tender Offer will be accounted for as business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the cost to acquire such interests will be allocated to the underlying net assets in proportion to their respective fair values, including to the non-controlling interest in the equity of TVN held by the public and to be acquired, in whole or in part, in the TVN Tender Offer. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. As more fully described in the notes to the unaudited pro forma condensed combined financial information, a preliminary allocation of the excess of cost over the fair value of net tangible assets acquired has been made to identifiable intangible assets in the amounts of approximately $70 million to finite-lived customer relationships; $300 million to indefinite-lived brands and trademarks; $55 million to finite-lived brands and trademarks; $150 million to finite-lived acquired network distribution rights; $250 million to finite-lived broadcast licenses; and $1.152 billion to goodwill. In addition, approximately $852 million was allocated to the non-controlling interest in the equity of TVN held by the public. The allocation of purchase price is preliminary at this time, and will remain as such until the Company finalizes the valuation of the net assets acquired, which is not expected to be substantially completed until the Fall of 2015. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing dates of the N-Vision Acquisition and the TVN Tender Offer when additional information will be available. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material.

Acquisition-related transaction costs are expensed as incurred and generally include costs for legal, tax, accounting, banking, consulting and other services that are direct, incremental costs of the acquisition. The Company estimates acquisition-related transaction costs to be approximately $35 million for the N-Vision Acquisition and the TVN Tender Offer. Approximately $12 million of those transaction costs were included cumulatively in the Company’s and N-Vision’s historical financial statements for the three-month period ended March 31, 2015 and the year ended December 31, 2014. The remaining $23 million of those estimated costs will be recorded in subsequent periods when the closing of the N-Vision acquisition and the TVN Tender Offer occur. As acquisition-related transaction costs are not expected to have a continuing impact on the combined entity, such costs have been eliminated from the unaudited pro forma condensed combined statements of operations for all periods. However, pro forma effect has been given to the incurrence of all acquisition-related transaction costs in the unaudited pro forma condensed combined balance sheet as of March 31, 2015.

The consummation of the N-Vision Acquisition and TVN Tender Offer remains subject to the satisfaction of customary closing conditions, including the absence of any material adverse change in the TVN business and the receipt of regulatory approvals.

Sources and Uses of Proceeds

The following table presents a summary of the expected sources and uses of proceeds from the Company Financing (in millions):

Sources:
Gross borrowings	$1,500
Issuance discounts and costs	(19)

Net proceeds available	$1,481

Uses:
N-Vision Acquisition	$(634)
N-Vision Debt Refinancing, including $12 million of accrued interest	(579)
N-Vision Tender Offer	(240)
Estimated transaction-related costs	(23)

Net uses of proceeds	$(1,476)

Net cash available for general corporate and working capital purposes	$5

Interest Rate Sensitivity

As of March 31, 2015, on a pro forma basis after giving effect to the Company Financing, the N-Vision Acquisition, the N-Vision Debt Refinancing and the TVN Tender Offer, the Company would have had approximately $369 million in principal of variable-rate indebtedness and $1.5 billion in principal of fixed-rate indebtedness relating to the Company Financing. As such, the Company’s financing costs are sensitive to changes in interest rates. For each 0.125% increase or decrease in actual or assumed interest rates, the Company’s annual interest expense would increase or decrease by approximately $2.3 million, and net income would decrease or increase, respectively, by approximately $1.5 million.

Scripps Networks Interactive, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2015

		Pro Forma Adjustments			Pro Forma Adjustments
	Company Historical(1)	Company Financing(2)	Company Subtotal	N-Vision Historical(3)	N-Vision Acquisition(4)	N-Vision Purchase Price Allocation(5)	N-Vision Debt Refinancing(6)	TVN Tender Offer(7)	Total Pro Forma
	(thousands)
ASSETS
Current assets:
Cash and cash equivalents	$154,785	$1,481,000	$1,635,785	$81,245	$(633,655)	$—	$(578,693)	$(241,660)	$263,022
Short-term investments	—		—	13,998					13,998
Accounts receivable, net of allowances	630,322		630,322	98,469					728,791
Programs and program licenses	490,391		490,391	54,431					544,822
Deferred income taxes	55,994		55,994	37,923					93,917
Other current assets	74,575	1,871	76,446	46,562		(19,539)			103,469

Total current assets	1,406,067	1,482,871	2,888,938	332,628	(633,655)	(19,539)	(578,693)	(241,660)	1,748,019
Investments	439,240		439,240	470,871	633,655	(633,655)			910,111
Property and equipment, net of accumulated depreciation	214,779		214,779	104,813		—			319,592
Goodwill	572,047		572,047	38,165		1,113,874			1,724,086
Other intangible assets, net	582,360		582,360	16,096		808,904			1,407,360
Programs and program licenses (less current portion)	488,947		488,947	45,092					534,039
Deferred income taxes	50,045		50,045	40,723					90,768
Other non-current assets	182,139	11,129	193,268	99		—			193,367

Total Assets	$3,935,624	$1,494,000	$5,429,624	$1,048,487	$—	$1,269,584	$(578,693)	$(241,660)	$6,927,342

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$20,075	$—	$20,075	$42,880	$—	$—	$—	$—	$62,955
Current portion of debt	—		—	5,414					5,414
Program rights payable	32,269		32,269	—					32,269
Customer deposits and unearned revenue	56,146		56,146	2,217		—			58,363
Other accrued liabilities	218,765		218,765	97,038	17,618		(11,693)		321,728

Total current liabilities	327,255	—	327,255	147,549	17,618	—	(11,693)	—	480,729
Debt (less current portion)	1,844,622	1,494,000	3,338,622	923,397		127,000	(567,000)	—	3,822,019
Other liabilities (less current portion)	239,693		239,693	9,985		257,815			507,493

Total Liabilities	2,411,570	1,494,000	3,905,570	1,080,931	17,618	384,815	(578,693)	—	4,810,241
Redeemable Non-Controlling Interest	98,268		98,268						98,268
Total Equity	1,425,786		1,425,786	(32,444)	(17,618)	884,769	—	(241,660)	2,018,833

Total Liabilities, Redeemable Non-Controlling Interest and Equity	$3,935,624	$1,494,000	$5,429,624	$1,048,487	$—	$1,269,584	$(578,693)	$(241,660)	$6,927,342

Scripps Networks Interactive, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2015

		Pro Forma Adjustments			Pro Forma Adjustments
	Company Historical(8)	Company Financing(9)	Company Subtotal	N-Vision Historical(10)	N-Vision Acquisition(11)	N-Vision Purchase Price Allocation(12)	N-Vision Debt Refinancing(13)	TVN Tender Offer(14)	Total Pro Forma
	(thousands)
Operating revenues:
Advertising	$435,268	$—	$435,268	$78,655	$—	$—	$—	$—	$513,923
Network affiliate fees, net	209,008		209,008	14,065					223,073
Other	13,974		13,974	4,873					18,847

Total operating revenues	658,250	—	658,250	97,593	—	—	—	—	755,843
Cost of services, excluding depreciation and amortization of intangible assets	199,147		199,147	56,022					255,169
Selling, general and administrative	202,187		202,187	17,478	(10,545)			—	209,120
Depreciation	16,895		16,895	4,463		—			21,358
Amortization of intangible assets	11,695		11,695	274		7,168			19,137
Losses (gains) on disposal of property and equipment	2,516		2,516	—					2,516

Total operating expenses	432,440	—	432,440	78,237	(10,545)	7,168	—	—	507,300

Operating income	225,810	—	225,810	19,356	10,545	(7,168)	—	—	248,543
Interest expense, net	(12,967)	(12,927)	(25,894)	(21,457)		2,542	12,860	—	(31,949)
Equity in earnings of affiliates	18,945		18,945	4,274					23,219
Miscellaneous, net	5,531		5,531	24,564					30,095
Loss on retirement of debt	—		—						—

Income from operations before income taxes	237,319	(12,927)	224,392	26,737	10,545	(4,626)	12,860	—	269,908
Provision for income taxes	(71,249)	4,912	(66,337)	(4,818)	(1,230)	1,758	(2,958)	—	(73,585)

Net income	166,070	(8,015)	158,055	21,919	9,315	(2,868)	9,902	—	196,323
Less: net income attributable to non-controlling interests	(42,227)		(42,227)	(13,865)	440			3,775	(51,877)

Net income attributable to Company	$123,843	$(8,015)	$115,828	$8,054	$9,755	$(2,868)	$9,902	$3,775	$144,446

Net income attributable to Company common shareholders per share of common stock:
Net income attributable to Company common shareholders per basic share of common stock	$0.94		$0.88						$1.10

Net income attributable to Company common shareholders per diluted share of common stock	$0.94		$0.88						$1.09

Weighted average shares outstanding:
Weighted average basic shares outstanding	131,259		131,259						131,259

Weighted average diluted shares outstanding	131,942		131,942						131,942

Scripps Networks Interactive, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2014

		Pro Forma Adjustments			Pro Forma Adjustments
	Company Historical(8)	Company Financing(9)	Company Subtotal	N-Vision Historical(10)	N-Vision Acquisition(11)	N-Vision Purchase Price Allocation(12)	N-Vision Debt Refinancing(13)	TVN Tender Offer(14)	Total Pro Forma
	(thousands)
Operating revenues:
Advertising	$1,816,388	$—	$1,816,388	$409,926	$—	$—	$—	$—	$2,226,314
Network affiliate fees, net	799,178		799,178	65,257					864,435
Other	49,890		49,890	26,013					75,903

Total operating revenues	2,665,456	—	2,665,456	501,196	—	—	—	—	3,166,652
Cost of services, excluding depreciation and amortization of intangible assets	778,896		778,896	263,458					1,042,354
Selling, general and administrative	764,799		764,799	75,335	(1,608)			—	838,526
Depreciation	72,979		72,979	21,131		—			94,110
Amortization of intangible assets	55,603		55,603	1,356		28,414			85,373
Losses (gains) on disposal of property and equipment	870		870	—					870

Total operating expenses	1,673,147	—	1,673,147	361,280	(1,608)	28,414	—	—	2,061,233

Operating income	992,309	—	992,309	139,916	1,608	(28,414)	—	—	1,105,419
Interest expense, net	(52,687)	(51,707)	(104,394)	(104,348)		10,166	54,346	—	(144,230)
Equity in earnings of affiliates	85,631		85,631	9,953					95,584
Miscellaneous, net	2,598		2,598	(23,569)					(20,971)
Loss on retirement of debt	—			(5,146)					(5,146)

Income from operations before income taxes	1,027,851	(51,707)	976,144	16,806	1,608	(18,248)	54,346	—	1,030,656
Provision for income taxes	(301,043)	19,132	(281,911)	(2,421)	(306)	6,752	(12,500)	—	(290,386)

Net income	726,808	(32,575)	694,233	14,385	1,302	(11,496)	41,846	—	740,270
Less: net income attributable to non-controlling interests	(181,533)		(181,533)	(24,237)	769			6,599	(198,402)

Net income attributable to Company	$545,275	$(32,575)	$512,700	$(9,852)	$2,072	$(11,496)	$41,846	$6,599	$541,868

Net income attributable to Company common shareholders per share of common stock:
Net income attributable to Company common shareholders per basic share of common stock	$3.86		$3.63						$3.83

Net income attributable to Company common shareholders per diluted share of common stock	$3.83		$3.61						$3.81

Weighted average shares outstanding:
Weighted average basic shares outstanding	141,297		141,297						141,297

Weighted average diluted shares outstanding	142,193		142,193						142,193

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1)	Reflects the historical financial position of the Company as of March 31, 2015.

(2)	Pro forma adjustments to record the Company Financing as of March 31, 2015 reflect the following:

(a)	An increase in cash and cash equivalents of $1.481 billion to reflect the net proceeds expected to be raised;

(b)	An increase in other current assets of $1.871 million and other non-current assets of $11.129 million to reflect the debt issuance costs expected to be incurred; and

(c)	An increase in long-term debt of $1.494 billion to reflect the expected issuance of $1.5 billion of debt, net of $6.0 million of original issuance discounts.

(3)	Reflects the historical financial position of N-Vision as of March 31, 2015, as adjusted for (i) certain reclassifications to conform to the Company’s basis of presentation, (ii) certain adjustments to conform N-Vision’s financial position prepared in accordance with IFRS to U.S. generally accepted accounting principles (“US GAAP”), and (iii) adjustments to translate the historical financial position of N-Vision from local currency PLN to US dollar (“USD”) using the end-of-period foreign exchange rate of approximately 3.776 PLN to 1 USD as of March 31, 2015. In addition, in order to facilitate the alignment of financial statement line items between N-Vision and the Company, certain line items in the N-Vision historical financial statements prepared under IFRS have been combined.

The adjustments to conform financial information from IFRS to US GAAP reflect the de-recognition of certain liabilities and costs and related tax consequences recorded by N-Vision in anticipation of the closing of the N-Vision Acquisition, which would not be recognized under US GAAP until the closing of the N-Vision Acquisition actually occurs.

The reclassifications to conform to the Company’s basis of presentation have no effect on the net equity of N-Vision and primarily relate to (i) reclassifications of non-current deferred tax assets to a current deferred tax asset designation based on the application of US GAAP and when such assets are expected to be realized, (ii) reclassifications of certain assets classified as intangible assets to property and equipment, and (iii) the reclassification of interest payables and debt-issuance costs classified within debt to other current and non-current assets and liability accounts.

A reconciliation of N-Vision’s financial position as presented in its historical financial statements to its financial position as presented in the unaudited pro forma condensed combined balance sheet is presented below:

N-Vision B.V.

Consolidated Balance Sheet

March 31, 2015

	IFRS Historical (in PLN)	Reclassification Adjustments (in PLN)	US GAAP Adjustments (in PLN)	US GAAP Historical Subtotal (in PLN)	US GAAP Historical (in USD)
	(thousands)
ASSETS
Current Assets:
Cash and cash equivalents	306,816			306,816	$81,245
Short-term investments	52,863			52,863	13,998
Accounts receivable, net of allowances	371,861			371,861	98,469
Programs and program licenses	205,554			205,554	54,431
Deferred income taxes	—	143,212		143,212	37,923
Other current assets	101,174	74,663		175,837	46,562

Total current assets	1,038,268	217,875	—	1,256,143	332,628
Investments	1,778,212			1,778,212	470,871
Property and equipment, net of accumulated depreciation	355,568	40,251		395,819	104,813
Goodwill	144,127			144,127	38,165
Other intangible assets, net	101,037	(40,251)		60,786	16,096
Programs and program licenses (less current portion)	170,286			170,286	45,092
Deferred income taxes	305,878	(143,212)	(8,879)	153,787	40,723
Other non-current assets	374	—		374	99

Total Assets	3,893,750	74,663	(8,879)	3,959,534	$1,048,487

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	161,933			161,933	$42,880
Current portion of debt	100,012	(79,567)		20,445	5,414
Program rights payable				—	—
Customer deposits and unearned revenue		8,374		8,374	2,217
Other accrued liabilities	341,984	71,193	(46,729)	366,448	97,038

Total current liabilities	603,929	—	(46,729)	557,200	147,549
Debt (less current portion)	3,412,486	74,663		3,487,149	923,397
Other liabilities (less current potion)	37,708	—		37,708	9,985

Total Liabilities	4,054,123	74,663	(46,729)	4,082,057	1,080,931
Redeemable Non-Controlling Interest	—			—	—

Total Equity	(160,373)		37,850	(122,523)	(32,444)

Total Redeemable Non-Controlling Interest, Liabilities and Equity	3,893,750	74,663	(8,879)	3,959,534	$1,048,487

(4)	Pro forma adjustments to record the N-Vision Acquisition as of March 31, 2015 reflect the following:

(a)	A decrease in cash and cash equivalents of $633.655 million, representing the purchase price of approximately €584 million at a foreign currency exchange rate of 1.085 Euros to 1 USD in effect as of March 31, 2015;

(b)	An increase in non-current investments of $633.655 million, reflecting the investment in a wholly owned subsidiary relating to the N-Vision Acquisition;

(c)	A net increase in other current accrued liabilities of $17.618 million relating to the accrual of $21.0 million of acquisition-related transaction costs to be incurred at a future date, partially offset by a decrease of $3.382 million in income taxes payable associated with the deductibility of a portion of the acquisition-related transaction costs; and

(d)	A decrease in equity of $17.618 million relating to the after-tax effect of $21.0 million of one-time, acquisition-related transaction costs that are expected to be incurred subsequent to March 31, 2015 and will be charged to expense as incurred, using an effective statutory tax rate of approximately 16%. As the acquisition-related transaction costs have no continuing impact on the combined entity, those costs have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations for all periods presented.

(5)	Pro forma adjustments to record the purchase price accounting in accordance with ASC 805 for the N-Vision Acquisition reflect the following preliminary allocation:

(a)	A decrease in other current assets of $19.539 million to write off the net book value of historical debt issuance costs in connection with the remeasurement of debt to fair value;

(b)	A decrease in non-current investments of $633.655 million to eliminate the investment in the wholly owned subsidiary holding the interest in N-Vision as a result of the allocation of the purchase price to the underlying net assets of N-Vision;

(c)	A net increase in goodwill of $1.114 billion consisting of:

(i)	a decrease relating to the write off of N-Vision’s historical goodwill of approximately $38 million; and

(ii)	an increase representing the excess of the purchase price over the fair value of N-Vision’s net assets of $1.152 billion.

(d)	A net increase in other intangible assets of $808.904 million consisting of:

(i)	a decrease relating to the write off of N-Vision’s historical identifiable intangible assets of $16.096 million;

(ii)	an increase relating to finite-lived, customer relationships of $70 million;

(iii)	an increase relating to indefinite-lived, brands and trademarks of $300 million;

(iv)	an increase relating to finite-lived, brands and trademarks of $55 million;

(v)	an increase relating to finite-lived, acquired network distribution rights of $150 million; and

(vi)	an increase relating to finite-lived, broadcast licenses of $250 million.

(e)	An increase in long-term debt of $127 million to reflect such debt securities at fair value;

(f)	An increase in non-current deferred tax liabilities classified as a component of other non-current liabilities of $257.815 million, primarily related to the incremental book-tax basis differences arising from the revaluation of the net assets acquired in the N-Vision Acquisition for book purposes; and

(g)	An increase in equity of $884.769 million consisting of:

(i)	an increase of $32.444 million relating to the elimination of the historical equity of N-Vision, which was in a deficit position; and

(ii)	an increase of $852.325 million relating to recording the public, non-controlling interest in TVN at fair value.

The pro forma purchase price allocation presented above has been developed based on preliminary estimates of fair value using the historical financial statements and information of N-Vision as of March 31, 2015. In addition, the allocation of the purchase price to the acquired identifiable assets and assumed liabilities is based on the preliminary valuation of the identifiable intangible assets acquired and debt obligations assumed. The fair value of all other tangible assets acquired and liabilities assumed was presumed by the Company’s management to approximate their respective net book values as of March 31, 2015 in order to prepare the unaudited pro forma condensed combined financial information.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the N-Vision Acquisition. As such, the purchase price allocation may change upon the receipt of additional and more detailed information, and such changes could result in a material change to the unaudited pro forma condensed combined financial information.

(6)	Pro forma adjustments to record the N-Vision Debt Refinancing as of March 31, 2015 reflect the following:

(a)	A decrease in cash and cash equivalents of $578.693 million relating to the use of cash to fund the aggregate redemption cost of the €453 million principal amount of N-Vision Assumed Debt Securities to be redeemed (including the payment of accrued interest), based on foreign currency exchange rates of 1.085 Euros to 1 USD in effect as of March 31, 2015;

(b)	A decrease in other current accrued liabilities of $11.693 million consisting of the payment of accrued interest in connection with the redemption of the N-Vision Assumed Debt Securities; and

(c)	A decrease in long-term debt of $567.0 million to reflect the redemption of the N-Vision Assumed Debt Securities.

(7)	Pro forma adjustments to record the TVN Tender Offer as of March 31, 2015 reflect the following:

(a)	A decrease in cash and cash equivalents of $241.660 million consisting of the $239.660 million purchase price expected to be paid in connection with the TVN Tender Offer, based on the acquisition of approximately 45.3 million shares at an assumed purchase price of 20.00 PLN per share translated at a foreign currency exchange rate of 3.776 PLN per 1 USD in effect as of March 31, 2015, plus the payment of $2 million of transaction-related costs; and

(b)	A decrease in equity of $241.660 million to reduce the 13.3% non-controlling interest in TVN acquired, including $2 million of transaction-related costs.

(8)	Reflects the historical operating results of the Company for the three-month period ended March 31, 2015 and the fiscal year ended December 31, 2014.

(9)	Pro forma adjustments to record the Company Financing for the periods presented reflect the following:

For the three-month period ended March 31, 2015

(a)	An increase in interest expense of $12.927 million consisting of:

(i)	an increase in interest expense of $12.064 million relating to the expected issuance of $1.5 billion principal amount of debt at an assumed weighted-average interest rate of 3.216%;

(ii)	a net increase in interest expense of $0.175 million relating to the $1.350 million of annual commitment fees payable on the $900 million of availability under the Amended Revolving Credit Facility at a 0.15% rate, partially offset by the elimination of $0.650 million of annual commitment fees payable on the $650 million of availability under the Old Revolving Credit Facility at a 0.10% rate;

(iii)	an increase in interest expense of $0.222 million related to the amortization of the aggregate $6 million original issuance discount expected in connection with the Public Debt Financing over an assumed weighted-average contractual life of approximately 7 years; and

(iv)	an increase in interest expense of $0.466 million related to the amortization of an aggregate $13 million of debt issuance costs expected to be incurred over an assumed weighted-average contractual life of approximately 7 years;

(b)	A decrease in the provision for income taxes for the three-month period of $4.912 million related to the $12.927 million aggregate effect on pretax income from the aforementioned pro forma adjustments, at an effective statutory tax rate of 38%.

For the year ended December 31, 2014

(a)	An increase in interest expense of $51.707 million consisting of:

(i)	an increase in interest expense of $48.250 million relating to the expected issuance of $1.5 billion principal amount of debt at an assumed weighted-average interest rate of 3.216%;

(ii)	a net increase in interest expense of $0.7 million relating to the $1.350 million of annual commitment fees payable on the $900 million of availability under the Amended Revolving Credit Facility at a 0.15% rate, partially offset by the elimination of $0.650 million of annual commitment fees payable on the $650 million of availability under the Old Revolving Credit Facility at a 0.10% rate;

(iii)	an increase in interest expense of $0.886 million related to the amortization of the aggregate $6 million original issuance discount expected in connection with the Public Debt Financing over an assumed weighted-average contractual life of approximately 7 years; and

(iv)	an increase in interest expense of $1.871 million related to the amortization of an aggregate $13 million of debt issuance costs expected to be incurred over an assumed weighted-average contractual life of approximately 7 years;

(b)	A decrease in the provision for income taxes for the year of $19.132 million related to the $51.707 million aggregate effect on pretax income from the aforementioned pro forma adjustments, at an effective statutory tax rate of 37%.

(10)	Reflects the historical operating results of N-Vision for the three-month period ended March 31, 2015 and the fiscal year ended December 31, 2014, each as adjusted for (i) certain reclassifications to conform to the Company’s basis of presentation, (ii) certain adjustments to conform N-Vision’s operating results prepared in accordance with IFRS to US GAAP, and (iii) adjustments to translate the historical operating results of N-Vision from local currency PLN to USD using the average foreign currency exchange rate for the period of approximately 3.719 PLN to 1 USD for the three-month period ended March 31, 2015 and 3.18 PLN to 1 USD for the year ended December 31, 2014. In addition, in order to facilitate the alignment of financial statement line items between N-Vision and the Company, certain line items in the N-Vision historical financial statements prepared under IFRS have been combined.

The reclassifications to conform to the Company’s basis of presentation have no effect on net income and primarily relate to (i) reclassifications of depreciation and amortization expense to separately presented line items, (ii) reclassifications of income from associates and joint ventures accounted for under the equity method from above operating income to below operating income, and (iii) the reclassification of incremental costs related to the N-Vision Acquisition to a component within selling, general and administrative expenses.

The adjustments to conform financial information from IFRS to US GAAP reflect the de-recognition of certain liabilities, costs and related tax consequences recorded by N-Vision in anticipation of the closing of the N-Vision Acquisition, which would not be recognized under US GAAP until the closing of the N-Vision Acquisition actually occurs.

A reconciliation of N-Vision’s operating results as presented in its historical financial statements to its operating results as presented in the unaudited pro forma condensed combined statements of operations is presented below:

N-Vision B.V.

Consolidated Statement of Operations

Three Months Ended March 31, 2015

	IFRS Historical (in PLN)	Reclassification Adjustments (in PLN)	US GAAP Adjustments (in PLN)	US GAAP Historical Subtotal (in PLN)	US GAAP Historical (in USD)
	(thousands)
Operating Revenues:
Advertising	292,505			292,505	$78,655
Network affiliate fees, net	52,306			52,306	14,065
Other	18,122			18,122	4,873

Total Operating Revenues	362,933		—	362,933	97,593
Operating Expenses:
Cost of services	220,719	(12,381)		208,338	56,022
Selling, general, and administrative expenses	68,326	11,250	(14,580)	64,996	17,478
Depreciation	—	16,597		16,597	4,463
Amortization of intangible assets	—	1,017		1,017	274
Share of (profits)/ losses of associates and joint ventures	(15,895)	15,895		—	—
Losses (gains) on disposal of property and equipment	—			—	—
Incremental costs related to the potential change of control transaction	15,953	(15,953)		—	—
Other operating expenses, net	531	(531)		—	—

Total Operating Expenses	289,634	15,894	(14,580)	290,948	78,237

Operating Income	73,299	(15,894)	14,580	71,985	19,356
Interest expense, net	(79,794)	—		(79,794)	(21,457)
Equity in earnings of affiliates	—	15,894		15,894	4,274
Miscellaneous, net	91,350			91,350	24,564
Loss on retirement of debt	—	—		—	—
					—

Income from operations before income taxes	84,855	—	14,580	99,435	26,737
Provision for income taxes	(15,147)		(2,770)	(17,917)	(4,818)

Net income	69,708	—	11,810	81,518	21,919
Less: net income attributable to non-controlling interests	51,561			51,561	13,865

Net income attributable to N-Vision	18,147	—	11,810	29,957	$8,054

N-Vision B.V.

Consolidated Statement of Operations

Year Ended December 31, 2014

	IFRS Historical (in PLN)	Reclassification Adjustments (in PLN)	US GAAP Adjustments (in PLN)	US GAAP Historical Subtotal (in PLN)	US GAAP Historical (in USD)
	(thousands)
Operating Revenues:
Advertising	1,303,566			1,303,566	$409,926
Network affiliate fees, net	207,518			207,518	65,257
Other	82,720			82,720	26,013

Total Operating Revenues	1,593,804		—	1,593,804	501,196
Operating Expenses:
Cost of services	886,184	(48,386)		837,798	263,458
Selling, general, and administrative expenses	254,511	17,204	(32,149)	239,566	75,335
Depreciation		67,195		67,195	21,131
Amortization of intangible assets		4,312		4,312	1,356
Share of (profits)/ losses of associates and joint ventures	(31,651)	31,651		—	—
Losses (gains) on disposal of property and equipment				—	—
Incremental costs related to the potential change of control transaction	37,263	(37,263)		—	—
Other operating expenses, net	3,062	(3,062)		—	—

Total Operating Expenses	1,149,369	31,651	(32,149)	1,148,871	361,280

Operating Income	444,435	(31,651)	32,149	444,933	139,916
Interest expense, net	(348,190)	16,364		(331,826)	(104,348)
Equity in earnings of affiliates		31,651		31,651	9,953
Miscellaneous, net	(74,951)	—		(74,951)	(23,569)
Loss on retirement of debt	—	(16,364)		(16,364)	(5,146)
					—

Income from operations before income taxes	21,294	—	32,149	53,443	16,806
Provision for income taxes	(1,592)		(6,108)	(7,700)	(2,421)

Net income	19,702	—	26,041	45,743	14,385
Less: net income attributable to non-controlling interests	77,074			77,074	24,237

Net income attributable to N-Vision	(57,372)	—	26,041	(31,331)	$(9,852)

(11)	Pro forma adjustments to record the N-Vision Acquisition for the periods presented reflect the following:

(a)	A decrease in selling, general and administrative costs relating to the elimination of acquisition-related transaction costs of $10.545 million for the three-month period ended March 31, 2015 and $1.608 million for the year ended December 31, 2014, as such costs were one-time in nature and did not have a continuing impact on the combined entity;

(b)	An increase in the income tax provision relating to the elimination of the tax benefit on acquisition-related transaction costs of $1.230 million for the three-month period ended March 31, 2015 and $0.306 million for the year ended December 31, 2014. Such amounts were calculated using effective statutory tax rates of approximately 12% for the three-month period ended March 31, 2015 and 19% for the year ended December 31, 2014 based on the statutory tax rates in effect in the jurisdictions where such costs were incurred;

(c)	A decrease of $0.440 million in net income attributable to non-controlling interests for the three-month period ended March 31, 2015 and $0.769 million for the year ended December 31, 2014, as a portion of such non-controlling interests in TVN held directly by one of the Sellers (and contributed to N-Vision immediately preceding the closing of the N-Vision Acquisition) was purchased by the Company; and

(d)	Acquisition-related transaction costs of $21 million expected to be incurred subsequent to March 31, 2015 have not been reflected in the accompanying pro forma condensed combined statements of operations for all periods presented. Those costs are also one-time in nature and are not expected to have any continuing impact on the combined entity.

(12)	Pro forma adjustments to record the preliminary allocation of purchase price accounting for the N-Vision Acquisition for the periods presented are as follows:

For the three-month period ended March 31, 2015

(a)	A net increase in amortization expense of $7.168 million consisting of:

(i)	the elimination of $0.274 million of historical amortization expense to write off N-Vision’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values;

(ii)	an increase in amortization expense of $2.227 million relating to the $70 million fair value of finite-lived, customer relationships, over a weighted-average useful life of approximately 8 years on a straight-line basis;

(iii)	an increase in amortization expense of $0.840 million relating to the $55 million fair value of finite-lived brands and trademarks, over a weighted-average useful life of approximately 16 years on a straight-line basis;

(iv)	an increase in amortization expense of $1.875 million relating to the $150 million fair value of finite-lived, acquired network distribution rights, over a weighted-average useful life of 20 years on a straight-line basis; and

(v)	an increase in amortization expense of $2.5 million relating to the $250 million fair value of, finite-lived, broadcast licenses over a weighted-average useful life of 25 years on a straight-line basis.

(b)	A net decrease in interest expense of $2.542 million relating to the amortization of the $50.831 million adjustment to reflect a portion of the N-Vision Assumed Debt Securities at fair value over a remaining average life of 5 years. This portion of the N-Vision Assumed Debt Securities will remain outstanding after the N-Vision Debt Refinancing; and

(c)	A decrease in the provision for income taxes of $1.758 million related to the $4.626 million aggregate effect on pretax income from the aforementioned pro forma adjustments, at an effective statutory tax rate of 38%.

For the year ended December 31, 2014

(a)	A net increase in amortization expense of $28.414 million consisting of:

(i)	the elimination of $1.356 million of historical amortization expense to write off N-Vision’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values;

(ii)	an increase in amortization expense of $8.909 million relating to the $70 million fair value of finite-lived, customer relationships, over a weighted-average useful life of approximately 8 years on a straight-line basis;

(iii)	an increase in amortization expense of $3.361 million relating to the $55 million fair value of finite-lived, brands and trademarks, over a weighted-average useful life of approximately 16 years on a straight-line basis;

(iv)	an increase in amortization expense of $7.500 million relating to the $150 million fair value of finite-lived, acquired network distribution rights, over a weighted-average useful life of 20 years on a straight-line basis; and

(v)	an increase in amortization expense of $10 million relating to the $250 million fair value of finite-lived, broadcast licenses over a weighted-average useful life of 25 years on a straight-line basis.

(b)	A net decrease in interest expense of $10.166 million relating to the amortization of the $50.831 million adjustment to reflect a portion of the N-Vision Assumed Debt Securities at fair value over a remaining average life of 5 years. This portion of the N-Vision Assumed Debt Securities will remain outstanding after the N-Vision Debt Refinancing; and

(c)	A decrease in the provision for income taxes of $6.752 million related to the $18.248 million aggregate effect on pretax income from the aforementioned pro forma adjustments, at an effective statutory tax rate of 37%.

(13)	Pro forma adjustments to record the N-Vision Debt Refinancing for the periods presented reflect the following:

(a)	A decrease in interest expense of $12.860 million for the three-month period ended March 31, 2015 and $54.346 million for the year ended December 31, 2014 to eliminate the historical interest expense relating to the N-Vision Assumed Debt Securities redeemed; and

(b)	An increase in the provision for income taxes of $2.958 million for the three-month period ended March 31, 2015 and $12.500 million for the year ended December 31, 2014 related to the aforementioned pro forma reduction in interest expense, at effective statutory tax rates of 23% for both periods.

(14)	Pro forma adjustments to record the TVN Tender Offer for the periods presented reflect the following:

A decrease of $3.775 million in net income attributable to non-controlling interests for the three-month period ended March 31, 2015 and $6.599 million for the year ended December 31, 2014, as the 13.3% non-controlling interest in TVN is expected to be purchased by the Company.

DESCRIPTION OF NOTES

We will issue the notes pursuant to the indenture dated as of December 1, 2011, between us and U.S. Bank National Association, as trustee (the “Trustee”) (the “base indenture”). The base indenture will be supplemented by a third supplemental indenture to be entered into concurrently with the sale of the notes (the “supplemental indenture” and together with the base indenture, the “indenture”). Because this description is a summary, it does not contain all the information that may be important to you. The following description of specific terms of the notes is qualified in its entirety by reference to the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized and other terms not otherwise defined in this prospectus supplement have the meanings given to them in the indenture. As used in this “Description of Notes,” the “Company,” “we,” “our,” “us,” and “SNI” refers to Scripps Networks Interactive, Inc. and not to any of the Company’s subsidiaries unless the context otherwise requires. The indenture is an exhibit to the registration statement of which the accompanying prospectus attached to this prospectus supplement is part. A copy of the indenture is available for inspection at the office of the Trustee.

We are initially offering the 20     notes in the principal amount of $        , we are initially offering the 20     notes in the principal amount of $         and we are initially offering the 20     notes in the principal amount of $        . Each of the 20     notes, the 20     notes and the 20     notes are sometimes referred to herein as a “series” of notes. We may, without the consent of the holders of the notes, increase the principal amount of notes offered hereby by selling additional notes of either or both series in the future on the same terms and conditions, except for any differences in the issue date, price to public and, if applicable, the initial interest payment date, and with the same CUSIP number as the notes offered hereby; provided that if the applicable additional notes are not fungible with the original notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Any additional notes would rank equally and ratably with the notes offered by this prospectus supplement and would be treated, with its respective series, as a single class together with the notes for all purposes under the indenture.

The notes will be unsecured senior obligations of the Company and will rank equally with all of the other unsecured senior indebtedness of the Company from time to time outstanding.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office at 425 Walnut Street, 6th Floor, Cincinnati, Ohio 45202. We may change our paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar.

Interest, Maturity and Principal

The notes of each series will bear interest from                     , 2015 at the annual fixed rates provided on the cover of this prospectus supplement. In each case, we will pay interest on the notes semi-annually on                      and                      of each year and on the maturity dates of the notes (each, an “interest payment date”), beginning on                     , 2015, to the persons in whose names the notes are registered at the close of business on                      and                     , as the case may be (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the 20     notes, the 20     notes and the 20     notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If an interest payment date or a redemption date occurs on a date that is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue.

The 20     notes will mature on                     , 20    . The 20     notes will mature on                     , 20    . The 20     notes will mature on                     , 20    .

We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

Ranking

The notes of each series will be senior unsecured obligations of the Company. The notes of each series will:

•	rank equally in right of payment with all other existing and future indebtedness of the Company that is not, by its terms, expressly subordinated to the notes;

•	rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated to the notes;

•	be effectively subordinated to the existing and future secured indebtedness of the Company, to the extent of the value of the collateral securing such indebtedness; and

•	be effectively subordinated to all liabilities of the Company’s subsidiaries.

As of March 31, 2015, on a pro forma basis after giving effect to the Transactions, the Company would have had $3.8 billion of indebtedness outstanding that would have ranked equally and ratably in right of payment with the notes offered hereby and would have had no secured indebtedness outstanding, and the Company’s subsidiaries would have had $439 million in aggregate principal amount of indebtedness outstanding, which the notes would have been effectively subordinated to.

Optional Redemption

We may, at our option, redeem the 20     notes in whole at any time or in part from time to time prior to                     , 20     (the date that is one month prior to the maturity date of the 20     notes), the 20     notes in whole at any time or in part from time to time prior to                     , 20     (the date that is two months prior to the maturity date of the 20     notes) and the 20     notes in whole or in part at any time prior to                     , 20     (the date that is three months prior to the maturity date of the 20     notes) at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus                     basis points with respect to the 20     notes,                     basis points with respect to the 20     notes and                     basis points with respect to the 20     notes; plus, in either case, accrued and unpaid interest, if any, on the notes to the Redemption Date.

If the 20     notes are redeemed on or after                     , 20     (the date that is one month prior to their maturity date), the 20     notes are redeemed on or after                     , 20     (the date that is two months prior to their maturity date) or the 20     notes are redeemed on or after                     , 20     (the date that is three months prior to their maturity date), such notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus, in each case, accrued and unpaid interest to the Redemption Date.

Except as described above, the notes will not be redeemable at our option prior to maturity. See, however, “—Special Mandatory Redemption” for a description of the mandatory redemption of notes that will occur if we do not consummate the N-Vision Acquisition on or prior to December 31, 2015.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and a Primary Treasury Dealer (as defined in this prospectus supplement) selected by Wells Fargo Securities, LLC, and their respective successors and (2) any two other primary U.S. government securities dealers in New York City (a “Primary Treasury Dealer”) selected by us; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for any of the foregoing.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that Redemption Date.

If we redeem less than all of the notes of a series at any time and such notes are global notes held by DTC, DTC will select the notes of the applicable series to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by DTC, the Trustee will select notes of the applicable series on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $2,000 or less in whole and not in part. Other than as described below, under “—Special Mandatory Redemption,” we will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate of ours delivered to the Trustee no later than two business days prior to the Redemption Date. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption or purchase may be performed by another person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent. Unless we default in payment of the redemption price on the Redemption Date, on and after the Redemption Date, interest will cease to accrue on such notes or portions thereof called for redemption.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption.

Special Mandatory Redemption

If we do not consummate the N-Vision Acquisition on or prior to December 31, 2015, or the Acquisition Agreement is terminated any time prior to such date, we will be required to redeem the outstanding notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) January 30, 2016, if the N-Vision Acquisition has not been consummated on or prior to December 31, 2015, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Acquisition Agreement for any reason. Notwithstanding the foregoing, installments of interest on any series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on such interest payment dates to the registered holders as of the close of business on the relevant record dates in accordance with the notes and the indenture.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering the special mandatory redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

If we do not comply with the provisions described in above two paragraphs, it shall be an event of default under the indenture.

No Mandatory Redemption or Sinking Fund

Other than as described above, under “—Special Mandatory Redemption,” there will be no mandatory redemption prior to maturity or sinking fund payments for any series of notes.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem all of the notes as described above, holders of the notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to an offer described below (a “Change of Control Offer”), on the terms set forth in the indenture. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on such notes repurchased, to the date of purchase (the “Change of Control Payment”) subject to the rights of the holders of such notes on the relevant record date to receive interest due on the relevant interest payment dates. If a Change of Control Triggering Event occurs with respect to the notes, then, within 30 days following the end of the applicable 60 day period referenced in the definition of the term “Below Investment Grade Rating Event” (as such period may be extended as provided in such definition), or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail a notice to holders of the notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if mailed prior to the date of the consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the applicable Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the definition of Continuing Directors permits our incumbent directors to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of the notes may not be able to require us to purchase the notes as a result of the change in the composition of the directors on our board.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” occurs if both the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or one or more of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of a majority of directors; (3) the first day on which a majority of the members of our board of directors are not Continuing Directors; (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or (5) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to our Class A Common Shares, following which the Scripps Family Members beneficially own, directly or indirectly, more than 50% of the voting power of the Company’s common equity entitled to vote generally in the election of a majority of directors. Notwithstanding anything to the contrary in this definition, the termination of the Family Agreement, in and of itself, shall not constitute a Change of Control. For the purpose of this definition, “Family Agreement” means the Scripps Family Agreement, dated October 15, 1992, as it may be amended from time to time, and “Scripps Family Members” means the “Future Shareholders,” as such term is defined in the Family Agreement, and their respective heirs, executors, legal representatives, successors and permitted assigns.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors, as the case may be, who (1) was a member of such board of directors on the date of the sale of the notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of SNI’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination); provided that Continuing Directors will include persons not elected by or recommended for election by the then-incumbent board of directors if such board of directors determines reasonably and in good faith that failure to approve any such persons as members of our board of directors could reasonably be expected to violate a fiduciary duty under applicable law.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither the Company nor its Restricted Subsidiaries (as defined in this prospectus supplement) will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property (as defined in this prospectus supplement) or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, issued, assumed or guaranteed by us or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness until such time as such indebtedness is no longer secured by a mortgage. This restriction will not apply to indebtedness secured by any of the following:

•	mortgages on any property acquired, constructed or improved by, or on any shares of capital stock or indebtedness acquired by, the Company or any of its Restricted Subsidiaries after the date of the indenture to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 180 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

•	mortgages on any property, shares of capital stock or indebtedness existing at the time the Company or any of its Restricted Subsidiaries acquire any of the same;

•	mortgages on property of a Person existing at the time the Company or any of its Restricted Subsidiaries merge or consolidate with such Person or at the time the Company or any of its Restricted Subsidiaries acquire all or substantially all of the properties of such Person;

•	mortgages on any property of, or shares of capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

•	mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

•	extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus all accrued interest on the indebtedness and the amount of all fees and expenses, including premiums, incurred in connection with the extension, renewal or replacement thereof), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, the Company or any of its Restricted Subsidiaries may, without having to equally and ratably secure the notes, create, incur, issue, assume or guarantee indebtedness secured by a mortgage otherwise prohibited by the restriction if the total amount of the following does not at the time exceed 15% of Consolidated Shareholders’ Equity:

•	such indebtedness; plus

•	all other indebtedness that the Company and its Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages otherwise prohibited by the restriction; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions with respect to any Principal Property existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•	Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a real property interest which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the second preceding paragraph.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither the Company nor its respective Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•	the Company or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•	the Company or such Restricted Subsidiary are entitled under the provisions described in the second paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•	the Company or such Restricted Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a real property interest which is, or upon completion will be, a Principal Property.

Consolidation, Merger and Sale of Assets

If, upon any consolidation or merger, or upon any lease, sale or transfer of all or substantially all of our assets as described under “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus, our Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage. For additional information, see also “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, including any period for which the lease has been extended or may, at the option of the lessor, be extended. For purposes of this definition, any amounts the lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets of the Company minus:

•	all applicable reserves;

•	all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in the consolidated balance sheet of the Company as of the most recently ended fiscal quarter for which financial statements are available computed in accordance with U.S. generally accepted accounting principles.

“Consolidated Shareholders’ Equity” means the Company’s total shareholders’ equity as shown in its consolidated balance sheet as of the most recently ended fiscal quarter for which financial statements are available computed in accordance with U.S. generally accepted accounting principles.

“Officers’ Certificate” means a certificate signed by the Chairman of our board of directors, the Chief Executive Officer, the President or a Vice President, the Secretary or an Assistant Secretary, and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller or an Assistant Controller, and delivered to the Trustee.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” is defined in the indenture to mean any real property interest (all such interests forming an integral part of a single development or operation being considered as one interest), owned by the Company or any of its Restricted Subsidiaries, which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets of the Company at the time of determination, except for any such interest or any portion of such interest which our board of directors does not deem material to the total business conducted by the Company and its Restricted Subsidiaries, considered as one enterprise.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary of the Company that has substantially all of its property located in or that conducts substantially all of its business within the United States and that owns a Principal Property; however, any Subsidiary of the Company which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by the Company or any of its Restricted Subsidiaries of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” of any specified Person means any corporation, association or other business entity in which such Person and/or one or more other of such Person’s Subsidiaries, directly or indirectly, own more than 50% of the outstanding Voting Stock.

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“Voting Stock” of any specified Person as of any date means any and all shares or equity interests (however designated) of such Person that are at the time entitled to vote generally in the election of the board of directors, managers or trustees of such Person, as applicable.

Additional Information

See “Description of Debt Securities” in the accompanying prospectus for additional important information about the notes, including general information about the indenture, amendments and waivers to the indenture and the notes, permissible transfer and exchange of the notes, defeasance, the governing law of the indenture and the notes, the trustee, book-entry delivery and settlement of the notes, as well as a description of the events of default under the indenture.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes of a series is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from information reporting and backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will generally be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below on backup withholding and FATCA, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and will generally be required to be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will apply to payments of interest on a note regardless of when they are made and to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Mitsubishi UFJ Securities (USA), Inc., as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of the notes that appears opposite its name in the table below:

Underwriters	Principal amount of the 20 notes	Principal amount of the 20 notes	Principal amount of the 20 notes
J.P. Morgan Securities LLC	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Wells Fargo Securities, LLC

Total	$	$	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     %,     % and     % of the principal amount of the 20     notes, the 20     notes and the 20     notes, respectively. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     %,     % and     % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses for printing, registration fees, rating agency fees and other expenses (other than the estimated underwriting discount) related to the offering, which we estimate will be $1 million.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by SNI
Per % Note due 20		%
Per % Note due 20		%
Per % Note due 20		%

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, an active public trading market for the notes may not develop, and the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. The underwriters are not required to engage in stabilizing or syndicate covering transactions and if they engage in such transactions, they may discontinue them at any time.

The underwriters expect that delivery of the notes, in book-entry form, will be made against payment on or about                     , 2015, which will be the      business day following the date of this prospectus supplement (such settlement being referred to as “T+     ”), through the facilities of DTC. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next                      succeeding business days will be required, by virtue of the fact that the notes initially settle in T+     , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next                      succeeding business days should consult their advisors.

The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In particular, certain of the underwriters and their respective affiliates are parties to our Amended Revolving Credit Facility. In addition, J.P. Morgan Securities LLC acted as financial advisor to TVN in connection with the N-Vision Acquisition and will receive customary fees from TVN for such services.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

The notes may be offered and sold in the United States and certain jurisdiction outside the United States in which such offer and sale are permitted.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by us;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Latham & Watkins LLP and Thompson Hine LLP and for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements as of and for the year ended December 31, 2014 of N-Vision B.V., included in Scripps Networks Interactive, Inc.’s Current Report on Form 8-K dated May 18, 2015 have been so incorporated in reliance on the report (which contains a qualification relating to lack of comparative figures for the prior year as required by IAS 1 and as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers Sp. z o.o., independent accountants, given on the authority of said firm as experts in auditing and accounting.

Scripps Networks Interactive, Inc.

Senior Debt Securities

Subordinated Debt Securities

We may issue senior debt securities and subordinated debt securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis.

Investing in these securities involves risks. You should carefully consider the risk factors described under the section “Risk Factors” on page 3 of this prospectus, as well as in any prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2014.

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates, references in this prospectus to “we”, “our” and “us” refer to Scripps Networks Interactive, Inc., an Ohio corporation and may, depending upon the context, refer to one or more of its consolidated subsidiaries or to it and all of its subsidiaries taken as a whole.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any of the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the section “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to incorporate by reference much of the information we file with the SEC into this prospectus which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. Because we are incorporating by reference future filings with the SEC, this prospectus will be continually and automatically updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (in each case, other than those documents or the portions of those documents deemed to have been furnished rather than filed under SEC rules) until the offering of the notes under the registration statement is terminated or completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 3, 2014;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 filed on May 8, 2014, June 30, 2014 filed on August 7, 2014 and September 30, 2014 filed on November 6, 2014; and

•	Our Current Reports on Form 8-K filed on February 20, 2014, March 5, 2014, April 3, 2014 and May 16, 2014.

We also make available, free of charge, on or through our Internet web site (http://ir.scrippsnetworksinteractive.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed in the immediately preceding paragraph. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, Phone: 1-865-694-2700, Attn: Investor Relations.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “plans,” “intends,” “expects,” “estimates,” “predicts,” “projects,” “anticipates,” “seeks,” “would,” “could,” “will,” “likely,” “goals” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks. Factors that could affect our future operating results and cause actual results to vary materially from the forward-looking statements made or incorporated by reference in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to:

•	changes in public and consumer tastes and preferences;

•	our ability to maintain and negotiate distribution agreements at acceptable rates and terms may prove difficult with the continued consolidation of cable and satellite distributors;

•	advertising and market spending by our customers, which is subject to seasonal and cyclical variations;

•	the significant competitive pressures faced by our businesses related to attracting consumers and advertisers, and failure by us to maintain our competitive advantage;

•	changes in consumer behavior resulting from new technologies and distribution platforms, which may impact the performance of our businesses;

•	risks of adverse changes in laws and regulations, which could result in reduced distribution of certain of our national television networks;

•	changes in economic conditions in the United States, the regional economies in which we operate or in specific economic sectors;

•	risks related to our international operations;

•	our ability to protect intellectual property rights upon which our business relies;

•	our ability to successfully integrate key acquisitions;

•	claims of infringement of third-party intellectual property rights;

•	cybersecurity and similar risks, which could result in the disclosure of confidential information, disruption of our programming services, damage to our brands and reputation, legal expenses and financial losses;

•	general economic and business conditions and industry trends including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising and spending on domestic and foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	continued consolidation of the broadband distribution and film and video production industries;

•	uncertainties inherent in the development of new business lines and business strategies;

•	federal law and Federal Communications Commission regulations applicable because we share a common director and common voting shareholders with The E. W. Scripps Company (“E. W. Scripps”) that may limit our activities, including the ability to own or operate media properties we do not presently own or operate;

•	an actual or potential conflict of interest with one of our directors because of their position with us and E. W. Scripps;

•	the fact that our Common Voting Shares are principally held by the descendants of Edward W. Scripps, which could limit the ability of our Class A Common shareholders to influence corporate matters and could potentially enable the Company to take actions that these shareholders would not view as beneficial;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	changes in the distribution and viewing of television programming, including the expanded deployment of mobile devices, video on demand and IP television and their impact on television advertising revenue;

•	future financial performance, including availability, terms and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility of an industry-wide strike or other job action affecting a major entertainment industry union, or the duration of any existing strike or job action;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests; and

•	reduced access to capital markets or significant increases in costs to borrow.

Therefore, actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. We cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any investor should consider all risks and uncertainties disclosed in our SEC filings, described above under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

ABOUT THE REGISTRANT

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet with respected, high-profile television and interactive brands. Our businesses engage audiences and efficiently serve advertisers by delivering entertaining and highly useful content that focuses on specifically defined topics of interest.

We manage our operations through our reportable operating segment, Lifestyle Media. Lifestyle Media includes our national television networks, HGTV, Food Network, Travel Channel, DIY Network , Cooking Channel and Great American Country. Lifestyle Media also includes websites that are associated with the aforementioned television brands and other Internet-based businesses serving home, food and travel related categories.

We also have established lifestyle media brands internationally. Our lifestyle-oriented channels are available in Europe, the Middle East, Africa, Asia-Pacific and Latin America. The results for our international businesses are not separately identified as a reportable segment and are included within our corporate and other segment caption.

Our businesses earn revenue principally from advertising sales, affiliate fees and ancillary sales. Programming expenses, employee costs, and sales and marketing expenses are our primary operating costs.

We seek to engage audiences that are highly desirable to advertisers with entertaining and informative lifestyle content that is produced for television, the Internet and any other media platforms consumers choose. We intend to expand and enhance our lifestyle brands through the creation of popular new programming and content, the use of new distribution platforms, such as mobile phones and video-on-demand, the licensing and sale of branded consumer products and through international expansion.

Our principal executive offices are located at 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, and our telephone number is 1-865-694-2700.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before income taxes and equity in earnings of affiliates plus distributed income of affiliates and fixed charges. Fixed charges are defined as interest expense and the interest portion of rental expense that is deemed to be representative of the interest factor.

	Nine Months Ended	Year Ended
	September 30 2014	December 31 2013	December 31 2012	December 31 2011	December 31 2010	December 31 2009
Ratio of earnings to fixed charges	19.2x	18.3x	16.8x	21.1x	18.3x	64.9x

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, share repurchases, repayment and refinancing of debt, working capital and capital expenditures. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose.

RISK FACTORS

An investment in our debt securities involves risks. Before making an investment decision, you should carefully read and consider the risk factors relating to our securities as described from time to time in our Annual Reports on Form 10-K, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. The risks and uncertainties we have described are not the only ones we face. The prospectus supplement applicable to each series debt securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer, from time to time, unsecured general obligations. We refer to the senior unsecured general obligations as senior debt securities, the subordinated unsecured general obligations as the subordinated debt securities and the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered.

We may issue senior debt securities from time to time, in one or more series under a senior indenture dated as of December 1, 2011 between us and U.S. Bank National Association, as supplemented by one or more applicable supplemental indentures (the “senior indenture”). The trustee under the senior indenture is referred to as the “trustee.” We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture (the “subordinated indenture,” and together with the senior indenture, the “indentures”) between us and a subordinated trustee named in a prospectus supplement, which we refer to as the “subordinated trustee.” The form of subordinated indenture is filed as an exhibit to this registration statement. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

The senior indenture does not, and the subordinated indenture will not, limit the amount of debt securities that may be issued by us. The senior indenture provides, and the subordinated indenture will provide, that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

General

The senior debt securities will constitute unsecured and unsubordinated obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute unsecured and subordinated obligations and will be junior in right of payment to our Senior Indebtedness (including the senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, as applicable, that the subordination provisions of the indenture shall apply to the securities of that series or that any different subordination provisions, including different definitions of the terms “senior indebtedness” or “existing subordinated indebtedness,” shall apply to securities of that series;

•	the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•	the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any redemption dates, prices, obligation and restriction on the debt securities;

•	the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	any conversion or exchange features of the debt securities;

•	whether and upon what terms the debt securities may be defeased;

•	any events of default or covenants in addition to or in lieu of those set forth in the indentures;

•	whether the debt securities will be issued in definitive or global form or in definitive form only upon satisfaction of certain conditions;

•	whether the series of debt securities will be guaranteed as to payment or performance;

•	any special tax implications of the debt securities; and

•	any other material terms of the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange and you may present debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the applicable indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Covenants. Unless otherwise indicated in a prospectus supplement, the senior debt securities will not contain any financial or restrictive covenants, including covenants restricting our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or our subsidiaries from entering into sale and leaseback transactions.

Consolidation, Merger and Sale of Assets. We may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of our property and assets if:

•	the Person formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a Person organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•	the Person formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the senior debt securities and perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture; and

•	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing.

In the event of any transaction described in, and complying with, the conditions listed in the immediately preceding paragraph in which we are not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise our every right and power, and we shall be discharged from our obligations under the indenture and the senior debt securities.

As used above, “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

No Protection in the Event of a Change in Control. Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions which may afford holders of the securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default. An event of default for any series of senior debt securities is defined under the senior indenture as being:

•	our default in the payment of principal or premium on the senior debt securities of such series when due and payable whether at maturity, upon redemption, by declaration or otherwise;

•	our default in the payment of interest on any senior debt securities of such series when due and payable, if that default continues for a period of 30 days (or such other period as may be specified for such series);

•

our default in the performance of or breach of any of our covenants or agreements in the senior indenture applicable to senior debt securities of such series, other than a covenant breach which is specifically dealt with elsewhere in the senior indenture, and that default or breach continues for a period of 90 days after we receive from the trustee or the trustee and we receive from the holders of at least 25% in principal amount of the outstanding debt securities of such series affected thereby a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	our default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), if such default (i) is caused by a failure to pay principal on such indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such indebtedness) (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its express maturity (an “Acceleration Event”) and (A) in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or an Acceleration Event, aggregates $100 million or more and (B) in the case of a Payment Default, such indebtedness is not discharged and, in the case of an Acceleration Event, such acceleration is not rescinded or annulled, within 10 days after we have received by the trustee or the trustee and we have received from the holders of at least 25% in principal amount of the outstanding debt securities of such series of securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•	a court having jurisdiction enters a decree or order for (1) relief in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for all or substantially all of our property and assets, or (3) the winding up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

•	we (1) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (2) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets, or (3) effect any general assignment for the benefit of creditors; or

•	any other event of default provided for in such series.

If an event of default other than an event of default specified in the last three bullet points above occurs with respect to a series of senior debt securities and is continuing under the senior indenture, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of such series then outstanding under the senior indenture (each such series voting as a separate class) by written notice to us and to the trustee, if such notice is given by the holders, may, and the trustee at the request of such holders shall, declare the principal amount of and accrued interest, if any, on such senior debt securities to be immediately due and payable.

If an event of default specified in the second or third to last bullet points above occurs and is continuing, the entire principal amount of, and accrued interest, if any, on each series of senior debt securities then outstanding shall become immediately due and payable.

Upon a declaration of acceleration, the principal amount of and accrued interest, if any, on such senior debt securities shall be immediately due and payable. Unless otherwise specified in the prospectus supplement relating to a series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default, each series voting as a separate class. Furthermore, subject to various provisions in the senior indenture, the holders of at least a majority in aggregate principal amount of a series of senior debt securities, by notice to the trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except an uncured default in the payment of principal of (or premium, if any) or interest on such senior debt securities or in respect of a covenant or provision of the senior indenture which cannot be modified or amended without the consent of the holders of each such debt security. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of a series of senior debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such senior debt securities. However, the trustee may refuse to follow any direction if the trustee, being advised by counsel, determines that the action or proceeding so directed may not be lawfully taken or if the trustee in good faith determines that it may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder may not pursue any remedy with respect to the senior indenture or any series of senior debt securities unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of such series of senior debt securities make a written request to the trustee to pursue the remedy in respect of such event of default;

•	the requesting holder or holders offer the trustee reasonable indemnity against any costs, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such series of senior debt securities do not give the trustee a direction that is inconsistent with the request.

These limitations, however, do not apply to the right of any holder of a debt security to receive payment of the principal of or interest, if any, on such debt security, or to bring suit for the enforcement of any such payment, on or after the due date for the senior debt securities, which right shall not be impaired or affected without the consent of the holder.

The senior indenture requires certain of our officers to certify, on or before a fixed date in each year in which any debt security is outstanding, as to their knowledge of our compliance with all conditions and covenants under the senior indenture.

Discharge and Defeasance. The senior indenture provides that we (a) may be discharged from our obligations in respect of the senior debt securities (“defeasance and discharge”), or (b) may cease to comply with certain restrictive covenants (“covenant defeasance”), including those described under “—Consolidation, Merger and Sale of Assets”, when we have irrevocably deposited with the trustee, in trust, (i) sufficient funds to pay the principal of and interest to stated maturity (or redemption) on, the senior debt securities or (ii) such amount of direct obligations of, or obligations guaranteed by, the government which issued the currency in which the senior debt securities of such series are denominated, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment, be sufficient to pay when due the principal of and interest to stated maturity (or redemption) on, the senior debt securities. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the senior debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be subject to tax in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred. In the case of defeasance and discharge only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law.

Modification and Waiver. We and the trustee may amend or supplement the senior indenture or the senior debt securities without the consent of any holder:

•	to convey, transfer, assign, mortgage or pledge any property or assets as security for the senior debt securities of one or more series;

•	to evidence the succession of another corporation to us, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

•	subject to certain limitations, to add to our covenants such further covenants, restrictions, conditions or provisions as our board of directors and the trustee shall consider to be for the protection of the holders of senior debt securities, and to make the occurrence, or the occurrence and continuance, of an event of default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the indenture;

•	to cure any ambiguity, defect or inconsistency in the senior indenture or in any supplemental indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus or any applicable prospectus supplement;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee, or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

•	to establish the form or forms or terms of the senior debt securities as permitted by the senior indenture;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms, purposes of issue, authentication and delivery of any series of senior debt securities;

•	to make any change to the senior debt securities of any series so long as no senior debt securities of such series are outstanding; or

•	to make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting as one class); provided, that each affected holder must consent to any modification, amendment or waiver that:

•	extends the final maturity of any senior debt securities of such series;

•	reduces the principal amount of, or premium, if any, on any senior debt securities of such series;

•	reduces the rate or extends the time of payment of interest on any senior debt securities of such series;

•	reduces any amount payable on redemption of any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	changes the currency of payment of principal of, or premium, if any, or interest on, any senior debt securities of such series;

•	reduces the principal amount of original issue discount securities payable upon acceleration of maturity or the amount provable in bankruptcy;

•	changes or impairs the right of holders to receive payment or to institute suit for the enforcement of any payment or conversion of any senior debt securities of such series on or after the due date therefor or impairs or affects any right of repayment at the option of the holders;

•	modifies any of the provisions of this paragraph, except to increase any required percentage or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security of such series affected by the modification; or

•	reduces the amount of senior debt securities whose holders must consent to a supplemental indenture.

It shall not be necessary for the holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if the holders’ consent approves the substance thereof. After an amendment, supplement or waiver under this section of the senior indenture becomes effective, the trustee must give to the holders affected thereby certain notice briefly describing the amendment, supplement or waiver. Any failure by the trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, Members. The senior indenture provides that no recourse shall be had under or upon any of our obligations, covenants or agreements in the senior indenture or any supplemental indenture, or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any incorporator, stockholder, officer, director or member, past, present or future, of the company or any of predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee. The senior indenture provides that, except during the continuance of a default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and is continuing, the trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Unclaimed Funds. All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for two years after the maturity date of such senior debt securities will be repaid to us. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law. The senior indenture and the senior debt securities shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of New York, except as may otherwise be required by mandatory provisions of law.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination and the remedies and procedures upon an event of default described above under “—Certain Terms of the Senior Debt Securities—Events of Default,” or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our Senior Indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Form of Securities; Global Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Unless the applicable prospectus supplement provides otherwise, certificated debt securities will be in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Unless the applicable prospectus supplement provides otherwise, the global securities will be deposited with The Depository Trust Company (“DTC”) or its nominee identified in the applicable prospectus supplement and registered in the name of DTC or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among DTC for the registered global security, the nominees of DTC or any successors of DTC or those nominees.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with DTC or persons that may hold interests through participants. Upon the issuance of a registered global security, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as DTC, or its nominee, is the registered owner of a registered global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of DTC for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal or premium, if any, and interest payments on debt securities, represented by a registered global security registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the registered global security. Neither we, nor the trustees nor any other of our agents or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by DTC. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that DTC gives to the relevant trustee agent or other relevant agent of ours or theirs. It is expected that DTC’s instructions will be based on directions received by DTC from participants with respect to ownership of beneficial interests in the registered global security that had been held by DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear

Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Initial settlement for the securities will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with the DTC’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of debt securities by or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the debt securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other debt securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other debt securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Unless we indicate differently in a prospectus supplement, we will not list the debt securities on any securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase the debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can provide no assurance as to the liquidity of or the trading markets for any debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Dinsmore & Shohl LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$1,500,000,000

Scripps Networks Interactive, Inc.

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

MUFG

Wells Fargo Securities

                    , 2015